 As filed with the Securities and Exchange Commission on January 30, 2001

                                                Registration No. 333-51946

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                       AMENDMENT NO. 1 TO FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                           HOST MARRIOTT CORPORATION
      (Exact name of registrant as specified in its governing instrument)
         Maryland                                         53-0085950
  (State of Organization)                              (I.R.S. Employer
                                                    Identification Number)
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109
                                 301-380-9000
         (Address and telephone number of principal executive offices)

                                ---------------
                         Christopher G. Townsend, Esq.
                   Senior Vice President and General Counsel
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109
                                 301-380-9000
           (Name, address and telephone number of agent for service)

                                ---------------
                                  Copies to:
                         J. Warren Gorrell, Jr., Esq.
                           Bruce W. Gilchrist, Esq.
                            HOGAN & HARTSON L.L.P.
                          555 Thirteenth Street, N.W.
                          Washington, D.C. 20004-1109
                                (202) 637-5600

                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS

                                 26,235 Shares

                           Host Marriott Corporation

                                  Common Stock

   This prospectus relates to 26,235 shares of common stock that we may elect to issue to the holders of 26,235 units of limited partnership interest, or "OP Units," of Host Marriott, L.P., or the "operating partnership," upon tender of such OP Units for redemption. These OP Units will be issued to holders of Series AM Preferred OP Units if they elect to convert their Series AM Preferred OP Units into OP Units. On December 23, 1999, the partners in Hopewell Group, Ltd. received Series AM Preferred OP Units in exchange for their partnership interests in Hopewell in a transaction in which one of our wholly owned subsidiaries acquired all of the outstanding partnership interests in Hopewell. The Series AM Preferred OP Units are convertible into OP Units on a one-for-one basis and the OP Units are currently redeemable.

   We are registering the issuance of the common stock so that we will have the option of acquiring OP Units tendered for redemption in exchange for our common stock. Alternatively, the operating partnership may elect to pay cash for the OP Units tendered rather than issue common stock. Although we will incur expenses in connection with the registration of the 26,235 shares of common stock covered by this prospectus, we will not receive any cash proceeds upon their issuance.

   Our common stock is listed on the New York Stock Exchange under the trading symbol "HMT."

   Consider carefully the risk factors beginning on page 4 of this prospectus and those incorporated by reference from our Form 10-K for factors relevant to an investment in the common stock, including special considerations applicable to redeeming holders of OP Units.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              January  , 2001

   You should rely on the information provided in or incorporated by reference into this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. We are not making an offer to sell, nor an offer to buy, the common stock in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may change after that date.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Prospectus Summary........................................................   1
  Forward-looking statements..............................................   1
  The company.............................................................   2
  The offering............................................................   3
  Important risks in owning our common stock..............................   3
  Tax status of the company...............................................   3
Risk Factors..............................................................   4
  Risks relating to redemption of OP Units................................   4
Redemption of OP Units....................................................   5
  General.................................................................   5
  Federal income tax consequences of redemption...........................   5
Comparison of Ownership of OP Units and Common Stock......................   7
Federal Income Tax Consequences...........................................  19
  Introduction............................................................  19
  Federal income taxation of Host Marriott................................  19
  Taxation of taxable U.S. stockholders generally.........................  33
  Backup withholding for Host Marriott's distributions....................  34
  Taxation of tax-exempt stockholders.....................................  35
  Taxation of non-U.S. stockholders.......................................  35
  Tax aspects of Host Marriott's ownership of interests in the operating partnership............................................................  38
  Other tax consequences for Host Marriott and its stockholders...........  41
Plan of Distribution......................................................  42
Legal Matters.............................................................  42
Experts...................................................................  42
About This Prospectus.....................................................  42
Where You Can Find More Information.......................................  43

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus and incorporated by reference into this prospectus and may not contain all of the information that is important to you. To understand this common stock offering, you should read the entire prospectus and the information incorporated by reference into this prospectus carefully, including the risk factors and federal income tax consequences.

   On December 29, 1998, we reincorporated in Maryland in connection with our conversion to a real estate investment trust, or REIT. As used in this prospectus, references to "we," "our," the "company" and "Host Marriott" and similar references are to Host Marriott Corporation, a Maryland corporation, and its consolidated subsidiaries from and after December 29, 1998 and to Host Marriott Corporation, a Delaware corporation, and its consolidated subsidiaries before December 29, 1998, unless otherwise expressly stated or the context otherwise requires.

                           Forward-looking statements

   This prospectus and the information incorporated by reference into this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We identify forward-looking statements in this prospectus and the information incorporated by reference into this prospectus by using words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "may be," "objective," "plan," "predict," "project" and "will be" and similar words or phrases, or the negative thereof.

   These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

  . national and local economic and business conditions that will affect, among other things, demand for products and services at our hotels and other properties, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing;

  . our ability to maintain the properties in a first-class manner, including meeting capital expenditure requirements;

  . our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

  . our degree of leverage which may affect our ability to obtain financing in the future or maintain compliance with current debt covenants;

  . our ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

  . changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;

  . government approvals, actions and initiatives including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

  . the effects of tax legislative action, including the provisions of the Work Incentives Improvement Act of 1999 relating to REITs, as these provisions were enacted on December 17, 1999 (we refer to these provisions as the "REIT Modernization Act");

  . our ability to satisfy complex rules in order to qualify as a REIT for federal income tax purposes and in order for the operating partnership to qualify as a partnership for federal income tax purposes, and our ability to operate effectively within the limitations imposed by these rules; and

  . other factors discussed under the heading "Risk Factors" in this prospectus and in our filings with the Securities and Exchange Commission.

   Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. We disclaim any obligation or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this prospectus and the information incorporated by reference into this prospectus to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

                                  The company

   We are a self-managed and self-administered real estate investment trust, or REIT, owning full-service hotel properties. Through our subsidiaries, we currently own 122 hotels, containing approximately 58,000 rooms located throughout the United States and in Toronto and Calgary, Canada. These hotels are generally operated under the Marriott, Ritz-Carlton, Four Seasons, Swissotel, Hyatt and Hilton brand names. These brands are among the most respected and widely recognized names in the lodging industry.

   We were formed as a Maryland corporation in 1998, under the name HMC Merger Corporation, as a wholly owned subsidiary of Host Marriott Corporation, a Delaware corporation, in connection with Host Marriott's efforts to reorganize its business operations to qualify as a REIT for federal income tax purposes. As part of this reorganization, which we refer to as the REIT conversion, on December 29, 1998 we merged with Host Marriott and changed our name to Host Marriott Corporation. As a result, we have succeeded to the hotel ownership business formerly conducted by Host Marriott, the Delaware corporation. We conduct our business as an umbrella partnership REIT, or UPREIT, through Host Marriott, L.P., a Delaware limited partnership, of which we are the sole general partner and in which we hold approximately 78% of the partnership interests. In this prospectus, we refer to Host Marriott, L.P. as the operating partnership.

   Under current federal income tax law, REITs are restricted in their ability to derive revenues directly from the operation of hotels. Accordingly, we leased substantially all of our hotels to certain entities we refer to as the "lessees," which were principally subsidiaries of Crestline Capital Corporation until effective January 1, 2001, when a wholly owned subsidiary of Host Marriott acquired ownership of all but one of the Crestline lessees (see below). The lessees operate the hotels pursuant to management agreements with hotel managers such as Marriott International, Inc., who are responsible for the day-to-day management of the hotels. However, we are responsible for, among other things, decisions with respect to sales and purchases of hotels, the financing of the hotels, the leasing of the hotels and capital expenditures for the hotels, although some matters relating to capital expenditures are addressed in the terms of the applicable leases and management agreements. Crestline and Marriott International are both publicly traded companies, separate from Host Marriott.

   Under the REIT Modernization Act, beginning January 1, 2001, we are now permitted to lease our hotels to a subsidiary of the operating partnership that is a taxable corporation and that elects to be treated as a "taxable REIT subsidiary." On November 13, 2000, the operating partnership and Crestline announced the execution of a definitive agreement for the purchase and sale of the entities owning the leasehold interests with respect to 116 full-service hotel properties owned by us. Under the terms of the transaction, which was consummated effective as of January 1, 2001, a wholly owned subsidiary of the operating partnership that will elect to be treated as a taxable REIT subsidiary, HMT Lessee LLC, purchased all but one of the Crestline subsidiaries for approximately $201 million, (approximately $120 million, net of income taxes) which will be recorded as a non-recurring loss on the acquisition. In this prospectus, we refer to HMT Lessee LLC as HMT Lessee.

   Our principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817-1109, and our telephone number is (301) 380-9000.

                                  The offering

   This prospectus relates to 26,235 shares of our common stock that we may elect to issue to the holders of 26,235 OP Units upon tender of such OP Units for redemption. These OP Units will be issued to holders of Series AM Preferred OP Units if they elect to convert their Series AM Preferred OP Units into OP Units. On December 23, 1999, the partners in Hopewell Group, Ltd. received Series AM Preferred OP Units in exchange for their partnership interests in Hopewell in a transaction in which a wholly owned subsidiary of ours acquired all of the outstanding partnership interests in Hopewell.

   As of December 23, 2000, holders of Series AM Preferred OP Units issued in connection with the exchange offer are eligible to convert their Series AM Preferred OP Units into OP Units, which OP Units can be redeemed for cash or, at our election, shares of our common stock equal to the number of OP Units being redeemed, subject to adjustment.

                   Important risks in owning our common stock

   Before you decide to redeem your OP Units for cash or, at our election, common stock, you should read the "Risk Factors" section, which begins on page 4 of this prospectus.

                           Tax status of the company

   We believe that we have been organized and have operated in such a manner so as to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year beginning January 1, 1999. A REIT generally is not taxed at the corporate level on income it currently distributes to its shareholders as long as it distributes currently at least 90% of its taxable income (excluding net capital gain). For our taxable years ending before January 1, 2001, we were required to distribute 95% of this amount. No assurance can be provided that we will qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT or the federal income tax consequences of such qualification. Even if we qualify as a REIT, we will be subject to corporate level taxes on specified gains that we recognize prior to January 1, 2009, including significant deferred tax gains that are likely to be recognized during that period without our receipt of any cash. In addition, some of our subsidiaries, including HMT Lessee, are subject to corporate income taxes. See "Federal Income Tax Consequences" for a more detailed explanation.

                                  RISK FACTORS

   In addition to the other information contained or incorporated by reference in this prospectus, you should consider carefully the following risks relating to redemption of OP Units. For risks relating to (1) ownership of our common stock, including change in control provisions and limitations on ownership of our common stock; (2) risks of operation, including our dependence on the lessees and managers of our hotels, our lack of control of assets held by the non-controlled subsidiaries, our substantial indebtedness and specific restrictions on selling or refinancing some of our hotels; and (3) federal income tax risks, including making required distributions and payments, adverse consequences of failure to qualify as a REIT, treatment of our leases and our other tax liabilities, see "Risk Factors" in our Form 10-K.

Risks relating to redemption of OP Units

   A holder who redeems OP Units may have adverse tax effects. A holder of OP Units who redeems OP Units will be treated for tax purposes as having sold the OP Units. The sale will be taxable and the holder will be treated as realizing an amount equal to the sum of the value of the common stock or cash the holder receives plus the amount of operating partnership nonrecourse liabilities allocable to the redeemed OP Units. It is possible that the amount of gain the holder recognizes could exceed the value of the common stock or cash the holder receives. It is even possible that the tax liability resulting from this gain could exceed the value of the common stock or cash the holder receives. See "Redemption of OP Units--Federal income tax consequences of redemption."

   If a holder of OP Units redeems OP Units, the original receipt of the OP Units may be subject to tax. If a holder of OP Units redeems OP Units, particularly within two years of receiving them, there is a risk that the original receipt of the OP Units may be treated as a taxable sale under the "disguised sale" rules of the Internal Revenue Code. Subject to several exceptions, the disguised sale rules generally provide that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale. In particular, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to constitute a taxable sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. On the other hand, if two years have passed between the original contribution of property to the partnership and the transfer of money or other consideration from the partnership to the partner, the transactions will not be presumed to constitute a taxable sale unless the facts and circumstances clearly establish that they should be treated in such a manner.

   Differences between an investment in shares of common stock and OP Units may affect redeeming holders of OP Units. If a holder of OP Units elects to redeem OP Units, we will determine whether the holder receives cash or shares of our common stock in exchange for the OP Units. Although an investment in shares of our common stock is substantially similar to an investment in OP Units, there are some differences between ownership of OP Units and ownership of common stock. These differences include form of organization, management structure, voting rights, liquidity and federal income taxation. These differences, some of which may be material to investors, are discussed in "Comparison of Ownership of OP Units and Common Stock."

   Our fiduciary duties, as the general partner, and our Board of Directors are possibly different. We, as the general partner of the operating partnership, and our Board of Directors, respectively, owe fiduciary duties to our constituent owners. Although some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of our directors to our shareholders may be less than ours, as the general partner of the operating partnership, to the limited partners of the operating partnership.

                             REDEMPTION OF OP UNITS

General

   Each holder of OP Units issued in connection with the exchange offer described under "Prospectus Summary--The offering," may, subject to specified limitations, require that the operating partnership redeem units held by such holder. If we do not assume the operating partnership's obligation to redeem the OP Units, upon redemption the holder of OP Units will receive cash from the operating partnership in an amount equal to the fair market value of the OP Units to be redeemed. The fair market value of an OP Unit for this purpose will be equal to the average of the closing prices, regular way (or, if no sale takes place, the average of the closing bid and asked prices) of a share of our common stock for the ten consecutive trading days before the day on which the redemption notice was received by the operating partnership. The partnership agreement of the operating partnership provides that if trading information is not available, the fair market value of an OP Unit will be determined based on the amount that a holder of one OP Unit would receive if the assets of the operating partnership were sold, its liabilities were satisfied, and the remainder was distributed to the holders of OP Units in accordance with the partnership agreement.

   We have the right, however, to assume directly and satisfy the redemption right of a holder of OP Units by issuing our common stock or cash in exchange for any OP Units tendered for redemption. We will make the determination whether to pay cash or issue common stock each time OP Units are tendered for redemption. With each redemption, our interest in the operating partnership will increase. Upon redemption, the holder of OP Units will no longer be entitled to receive distributions with respect to the OP Units redeemed. If OP Units are redeemed for common stock, the holder of OP Units will have rights as a shareholder from the time the common stock is acquired.

   A holder of OP Units must notify the operating partnership and us of the holder's desire to require the operating partnership to redeem OP Units by sending a notice in the form attached as an exhibit to the operating partnership's partnership agreement, a copy of which we can provide to you upon request. The holder must request the redemption of at least 1,000 OP Units or all of the OP Units held by such holder, if less. The redemption generally will occur on the tenth business day after the notice is delivered by the holder, except that no redemption or exchange can occur if the delivery of common stock upon redemption would be prohibited under the provisions of our charter designed to protect our REIT qualification or under applicable federal or state securities laws.

Federal income tax consequences of redemption

   The following discussion summarizes the material federal income tax consequences that may be relevant to a holder of OP Units who desires to have OP Units redeemed.

   Tax treatment of a redemption of OP Units. If we assume and perform the operating partnership's redemption obligation, the redemption will be treated as a sale of OP Units by the holder at the time of the redemption. The sale will be fully taxable to the holder to the extent an amount equal to the sum of the cash or the value of the common stock received in the exchange plus the amount of the operating partnership nonrecourse liabilities allocable to the redeemed OP Units at the time of the redemption exceeds the holder's adjusted tax basis in his OP Units.

   If we do not elect to assume the obligation to redeem OP Units, the operating partnership will redeem the OP Units for cash. If the operating partnership redeems OP Units for cash that we contribute to the operating partnership to effect the redemption, the redemption likely would be treated for tax purposes as a sale of the OP Units in a fully taxable transaction, although the matter is not free from doubt. In that event, the holder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of the operating partnership's nonrecourse liabilities allocable to the redeemed OP Units at the time of the redemption.

   If the operating partnership redeems all of a holder's OP Units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described in the previous paragraph. If the operating partnership redeems less than all of a holder's OP Units, however, the holder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of the operating partnership's nonrecourse liabilities allocable to the redeemed OP Units, exceeded the holder's adjusted basis in all of the holder's OP Units immediately before the redemption.

   Tax treatment of a sale of OP Units. If an OP Unit redemption is treated as a sale of OP Units, the determination of gain or loss will be based on the difference between the amount realized for tax purposes and the tax basis in the OP Units. See "Basis of OP Units" below. The "amount realized" will be measured by the sum of the cash and fair market value of common stock or other property received plus the portion of the operating partnership's nonrecourse liabilities allocable to the OP Units sold. To the extent that this amount exceeds the holder's basis in the OP Units, the holder will recognize gain.

   Except as described below, any gain recognized upon a sale or other disposition of OP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized attributable to a holder's share of "unrealized receivables" of the operating partnership exceeds the holder's basis attributable to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the operating partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to personal property) if the operating partnership had sold its assets at their fair market value at the time of the transfer of OP Units.

   For individuals, trusts and estates, subject to the exception with regard to "unrecaptured Section 1250 gain" described herein, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than 12 months is 20%. Net capital gain from the sale of an asset held 12 months or less is subject to tax at the applicable rate for ordinary income. It should be noted that the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions not otherwise recaptured as ordinary income under existing depreciation recapture rules ("unrecaptured Section 1250 gain"). A holder of OP Units who has held his OP Units for more than one year prior to the disposition of those OP Units will be subject to the 25% capital gain tax rate on his share of the operating partnership's "unrecaptured section 1250 gain." The amount of "unrecaptured Section 1250 gain" that a partner must recognize upon the disposition of his partnership interest is his share of the amount that would result if his partnership had transferred all of its Section 1250 property in a fully taxable transaction immediately prior to the disposition of his partnership interest.

   Basis of OP Units. In general, a holder who received OP Units in exchange for a contribution of property had an initial tax basis in the OP Units equal to the holder's basis in the contributed property. A holder's initial basis generally is increased by the holder's share of the operating partnership's taxable income and increases in the holder's share of the liabilities of the operating partnership, including any increase in the holder's share of nonrecourse liabilities. A holder's initial basis generally is decreased, but not below zero, by the holder's share of the operating partnership's distributions, decreases in the holder's share of liabilities of the operating partnership, including nonrecourse liabilities, the holder's share of losses of the operating partnership, and the holder's share of nondeductible expenditures of the operating partnership that are not chargeable to capital.

   Potential application of the disguised sale rules to a redemption of OP Units. There is a risk that if OP Units are redeemed, particularly if they are redeemed within two years of when they were issued, the IRS might contend that the original transaction pursuant to which the OP Units were issued should be treated as a "disguised sale" of property. Under the IRS's disguised sale rules, unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

              COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON STOCK

   The information below highlights a number of the significant differences between the operating partnership and Host Marriott, and differences in certain legal rights associated with the ownership of OP Units and shares of common stock. This discussion is intended to assist holders of OP Units in understanding how their investment will be changed if they receive shares of common stock in connection with a redemption of OP Units. This discussion is summary in nature and does not constitute a complete discussion of these matters.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                       Form of Organization, Purpose and Assets

The operating partnership is a Delaware      Host Marriott is a Maryland corporation and
limited partnership. The sole general        is the sole general partner of the
partner of the operating partnership is      operating partnership. The purpose of Host
Host Marriott. The purpose of the operating  Marriott is to engage in any lawful act or partnership is to conduct any business that  activity for which corporations may be
may be lawfully conducted by a limited       organized under the Maryland General
partnership under the Delaware Revised       Corporation Law. However, Host Marriott
Uniform Limited Partnership Act, provided    made an election to be taxed as a REIT
that such business is conducted in such a    under the Internal Revenue Code effective
manner as to permit Host Marriott at all     for 1999 and intends to maintain its
times to be qualified as a REIT under the    qualification as a REIT. Host Marriott's
Internal Revenue Code. The operating         only significant asset is its interest in
partnership and its subsidiaries own 122     the operating partnership and consequently
full-service hotels operating primarily      an indirect investment in the hotels owned
under the Marriott, Ritz-Carlton, Four       by the operating partnership and its
Seasons, Swissotel, Hyatt and Hilton brand   subsidiaries.
names. The operating partnership seeks to
invest in a real estate portfolio primarily
consisting of upscale and luxury full-
service hotels.

  The operating partnership is a Delaware limited partnership formed to own a portfolio of upscale and luxury full-service hotels currently comprised of 122 hotels. Host Marriott is a Maryland corporation formed to hold general and limited partner interests in the operating partnership and to serve as its general partner.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                             Length and Type of Investment

The operating partnership was formed on      Host Marriott has a perpetual term and
April 15, 1998 and its term will expire on   intends to continue its operations for an
December 31, 2098, unless dissolved earlier  indefinite time period. To the extent Host
as provided in its partnership agreement.    Marriott sells or refinances its assets,
Events which cause the dissolution of the    the net proceeds therefrom will generally
operating partnership include: (i) the       be retained by Host Marriott (through the
withdrawal of Host Marriott as general       operating partnership) for working capital
partner without the permitted transfer of    and other general purposes, including new
Host Marriott's interest to a successor      investments, rather than being distributed,
general partner (except in specified         except to the extent distributions thereof
limited circumstances); (ii) the entry of a  must be made to permit Host Marriott to
decree of judicial dissolution of the        qualify as a REIT for tax purposes.
operating partnership pursuant to the
provisions of the Delaware Revised Uniform
Limited Partnership Act; (iii) the entry of
a final, non- appealable order for relief
in a bankruptcy proceeding of the general
partner, or the entry of a final non-
appealable judgment ruling that the general
partner is bankrupt or insolvent (except
that, in either such case, in specified
circumstances the limited partners (other
than Host Marriott) may vote to continue
the operating partnership and substitute a
new general partner in place of Host
Marriott); or (iv) on or after December 31,
2058, on election by Host Marriott, in its
sole and absolute discretion. The operating
partnership has no specific plans for
disposition of the assets it currently
holds or that may be subsequently acquired.
To the extent the operating partnership
sells or refinances its assets, the net
proceeds therefrom will generally be
retained by the operating partnership for
working capital and other general purposes,
including new investments, rather than
being distributed to its partners
(including Host Marriott), except to the
extent distributions thereof must be made
to permit Host Marriott to qualify as a
REIT for tax purposes or to avoid the
payment of tax on the resulting gain.

  The operating partnership is a finite life entity and was formed as an operating company to hold ownership interests in many hotels and to acquire additional hotels and reinvest its cash from operations to the extent it is not required to be distributed to permit Host Marriott to qualify as a REIT for tax purposes. Host Marriott is an infinite life entity formed to hold general and limited partnership interests in the operating partnership and function as the sole general partner of the operating partnership.

                                       Liquidity

Each holder of OP Units has the right to     The shares of common stock received in
redeem such OP Units. Upon redemption, such  connection with the redemption of OP Units
holder of OP Units will receive either       will be freely transferable, except for
shares of common stock or the cash           shares of common stock held by our
equivalent thereof in exchange for such OP   affiliates. The shares of common stock are
Units, at our election. A holder of OP       listed on the New York Stock Exchange. A
Units may, in specified circumstances,       public market currently exists for the
transfer his OP Units.                       shares of common stock. The breadth and
                                             strength of the market for shares of common
                                             stock will depend upon, among other things,
                                             the number of shares of common stock
                                             outstanding, our financial results and
                                             prospects and the general interest in our
                                             dividend yield compared to that of other
                                             debt and equity securities.

  Each holder of OP Units will be able to redeem such OP Units, subject to certain limitations, and receive either cash or shares of common stock on a one-for-one basis (subject to adjustment), at Host Marriott's election. The shares of common stock received in connection with the redemption of OP Units will be freely transferable, except for shares of common stock held by Host Marriott's affiliates.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                                 Nature of Investment

The OP Units constitute equity interests     The shares of common stock constitute
entitling each holder of OP Units to his     equity interests in Host Marriott. Host
pro rata share of cash distributions made    Marriott is entitled to receive its pro
to the partners of the operating             rata share of distributions made by the
partnership. The operating partnership       operating partnership with respect to the
intends to use proceeds of the sale of       OP Units it holds, and each shareholder
property or excess refinancing proceeds for  will be entitled to his pro rata share of
various purposes, including investment in    any dividends or distributions paid with
new properties, repurchase of common stock   respect to the shares of common stock. The
or OP Units, and distributions to            dividends payable to the shareholders are
shareholders. Generally, the operating       not fixed in amount and are only paid if,
partnership is not subject to federal        when and as declared by the Board of
income tax; instead, each holder of OP       Directors of Host Marriott. In order to
Units is allocated, and will be subject to   qualify as a REIT, Host Marriott must
tax on, his share of each item of the        distribute at least 90% of its taxable
operating partnership's income, gain, loss,  income (excluding capital gains). Any
deduction or credit, whether or not the      taxable income (including capital gains)
holder receives a cash distribution from     not distributed will be subject to
the operating partnership. A sale by the     corporate income tax. Generally, a holder
holder of his OP Units will generally        of Host Marriott shares will be subject to
result in a capital gain or capital loss to  federal income tax only to the extent he the holder if he has held his OP Units as a  receives, or is deemed to receive, ordinary
capital asset, except to the extent that a   and capital gain dividends from Host
portion of the holder's OP Units is deemed   Marriott. A holder of Host Marriott shares
attributable to the holder's share of        may not include in his individual income
certain ordinary income items of the         tax return any net operating losses or
operating partnership.                       capital losses of Host Marriott, which
                                             losses may be utilized by Host Marriott,
                                             subject to certain limitations, to offset
                                             its future taxable income. A sale by the
                                             holder of his Host Marriott shares will
                                             result in a capital gain or capital loss to
                                             the holder if he has held his shares as a
                                             capital asset.

  The OP Units and the shares of common stock constitute common equity interests in the operating partnership and Host Marriott, respectively. Such common equity interests entitle the holder thereof to a pro rata share of any cash distributions made by the operating partnership or Host Marriott, respectively.

                            Properties and Diversification

The operating partnership currently owns a   Host Marriott is the sole general partner
portfolio of 122 hotels. The ownership of    and a substantial limited partner of the
these hotels, along with future hotel        operating partnership, which currently owns
acquisitions by the operating partnership,   a portfolio of 122 hotels.
will diversify the investment risks to
limited partners over a broader and more
varied group of hotels and geographic
locations and will reduce the dependence of
an investment upon the performance of, and
the exposure to the risks associated with,
any one or more hotels.

  Host Marriott and the operating partnership together hold an investment portfolio that consists of 122 hotels.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                         Additional Equity/Potential Dilution

The operating partnership is authorized to   Host Marriott may issue additional equity
issue additional OP Units and other          securities, including shares of capital
partnership interests (including             stock which may be classified as one or
partnership interests of different series    more classes or series of common or
or classes that may be senior to OP Units)   preferred or other shares and contain
as determined by Host Marriott, in its sole  certain preferences, in the discretion of
discretion, including in connection with     the Board of Directors of Host Marriott.
acquisitions of properties. The operating    Any proceeds from the issuance of equity
partnership may issue OP Units and other     securities by Host Marriott must be
partnership interests to Host Marriott, as   contributed to the operating partnership in
long as such interests are issued in         exchange for OP Units or corresponding
connection with a comparable issuance of     equity interests in the operating
shares of common stock or other equity       partnership. The issuance of additional
interests of Host Marriott and proceeds      equity securities by Host Marriott may
raised in connection with the issuance of    result in the dilution of the interests of
such shares are contributed to the           the shareholders of Host Marriott.
operating partnership. In addition, the
operating partnership may issue additional
OP Units upon exercise of the options
granted pursuant to option plans or
restricted shares issued under restricted
share plans or other employee benefit plans
adopted by Host Marriott and the operating
partnership. The issuance of additional
equity securities by Host Marriott or the
operating partnership may result in the
dilution of the interests of holders of OP
Units in the operating partnership.

  Each of the operating partnership and Host Marriott is authorized to issue additional equity interests. Accordingly, holders of OP Units and holders of shares of common stock are subject to potential dilution.

                                  Financing Policies

The operating partnership may incur debt or  Host Marriott is not restricted under Host
enter into similar credit, guarantee,        Marriott's charter from incurring debt.
financing or refinancing arrangements for    However, under the partnership agreement of
any purpose with any person upon such terms  the operating partnership, Host Marriott,
as Host Marriott, as the sole general        as general partner of the operating
partner, determines appropriate.             partnership, may not incur any debts except
                                             those for which it may be liable as general
                                             partner of the operating partnership and
                                             specified other limited circumstances.
                                             Therefore, all indebtedness incurred by
                                             Host Marriott is through the operating
                                             partnership. See "Risk Factors" in our Form
                                             10-K for risks related to our substantial
                                             indebtedness.

  In conducting its business, each of the operating partnership and Host Marriott may incur indebtedness to the extent deemed appropriate by Host Marriott, as the general partner of the operating partnership, or Board of Directors of Host Marriott, respectively. In the case of Host Marriott, such indebtedness must be incurred through the operating partnership.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                             Other Investment Restrictions
There are no restrictions upon the           Neither Host Marriott's charter nor Host
operating partnership's authority to enter   Marriott's bylaws impose any restrictions
into certain transactions, including among   upon the types of investments that may be
others, making investments, lending          made by Host Marriott. Under the Maryland
operating partnership funds or reinvesting   General Corporation Law, a contract or
the operating partnership's cash flow and    other transaction between Host Marriott and
net sale or refinancing proceeds except (i)  a director or between Host Marriott and any
restrictions precluding investments by the   other corporation or other entity in which
operating partnership that would adversely   a director of Host Marriott is a director
affect Host Marriott's status as a REIT,     or has a material financial interest is not
(ii) general restrictions on transactions    void or voidable solely on the grounds of
with affiliates and (iii) the non-           such interest, the presence of the director
competition agreements.                      at the meeting at which the contract or
                                             transaction is approved or the director's
                                             vote in favor thereof if (i) the fact of
                                             the common directorship or interest is
                                             disclosed or known to (A) the board of
                                             directors or committee, and the board or
                                             committee authorizes, approves or ratifies
                                             the contract or transaction by the
                                             affirmative vote of a majority of
                                             disinterested directors, even if the
                                             disinterested directors constitute less
                                             than a quorum, or (B) the shareholders
                                             entitled to vote, and the transaction or
                                             contract is authorized, approved or
                                             ratified by a majority of the votes cast by
                                             the shareholders entitled to vote other
                                             than the votes of shares owned of record or
                                             beneficially by the interested director or
                                             corporation, firm or other entity, or (ii)
                                             the transaction or contract is fair and
                                             reasonable to Host Marriott. Host Marriott
                                             also has adopted a policy which requires
                                             that all material contracts and
                                             transactions between Host Marriott, the
                                             operating partnership or any of its
                                             subsidiaries, on the one hand, and a
                                             director or executive officer of Host
                                             Marriott or any entity in which such
                                             director or executive officer is a director
                                             or has a material financial interest, on
                                             the other hand, must be approved by the
                                             affirmative vote of a majority of the
                                             disinterested directors. Host Marriott must
                                             conduct its investment activities through
                                             the operating partnership for so long as
                                             the operating partnership exists.
                                             Accordingly, it is subject to the same
                                             restrictions on investments and lending as
                                             the operating partnership.

  The operating partnership's partnership agreement permits the operating partnership wide latitude in choosing the type of investments to pursue. However, the operating partnership is required to make distributions to preserve Host Marriott's status as a REIT. Because Host Marriott must conduct its activities through the operating partnership, it is subject to the same restrictions on investments and lending as the operating partnership.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                                  Management Control

All management powers over the business and  The Board of Directors of Host Marriott
affairs of the operating partnership are     directs the management of Host Marriott's
vested in Host Marriott, as sole general     business and affairs. The Board of
partner, and no limited partner of the       Directors is classified into three classes
operating partnership has any right to       of directors. A majority of the directors
participate in or exercise control or        are independent. At each annual meeting of
management power over the business and       the shareholders, the successors of the
affairs of the operating partnership,        class of directors whose terms expire at
except (i) Host Marriott, as sole general    that meeting are elected. The policies
partner, may not, without written consent    adopted by the Board of Directors may be
of all the limited partners or such lower    altered or eliminated without a vote of the
percentage of OP Units as may be             shareholders. Accordingly, except for their
specifically provided for in the             vote in the elections of directors and
partnership agreement of the operating       their vote in specified major transactions,
partnership or the Delaware Revised Uniform  shareholders have no control over the
Limited Partnership Act, take any action in  ordinary business policies of Host
contravention of the partnership agreement   Marriott.
of the operating partnership; (ii) Host
Marriott, as sole general partner, may not
dispose of all or substantially all of the
operating partnership's assets without the
consent of the holders of a majority of the
outstanding OP Units (including OP Units
held by Host Marriott); and (iii) until
December 31, 2058, Host Marriott may not
cause or permit the operating partnership
to dissolve (except in connection with a
sale of all or substantially all of the
operating partnership's assets, with the
approval described above) if more than 10%
of the limited partners object to such
dissolution. Host Marriott may not be
removed as general partner by the limited
partners with or without cause unless Host
Marriott ceases to be a "public company,"
and then Host Marriott could be removed as
general partner with or without cause by
limited partners holding percentage
interests in the operating partnership that
are more than 50% of the aggregate
percentage interests of the outstanding
limited partnership interests entitled to
vote thereon, including any such interests
held by the general partner.

  The operating partnership's partnership agreement does not permit removal of Host Marriott as general partner by the limited partners with or without cause unless Host Marriott ceases to be a "public company," and then Host Marriott could be removed as general partner with or without cause. Under Host Marriott's charter and Host Marriott's bylaws, the Board of Directors of Host Marriott direct the management of Host Marriott. Except for their vote in the elections of directors and their vote in specified major transactions, shareholders have no control over the management of Host Marriott.

                                   Fiduciary Duties

Under the Delaware Revised Uniform Limited   Under the Maryland General Corporation Law,
Partnership Act, Host Marriott, as general   the directors must perform their duties in
partner of the operating partnership, is     good faith, in a manner that they
accountable to the operating partnership as  reasonably believe to be in the best
a fiduciary and, consequently, is required   interests of Host Marriott and with the
to exercise good faith and integrity in all  care of an ordinary prudent person in a of its dealings with respect to partnership  like position. Directors of Host Marriott
affairs. However, under the partnership      who act in such a manner generally have no
agreement of the operating partnership,      liability by reason of being or having been
Host Marriott, as general partner, is under  directors.
no obligation to consider the separate
interests of the limited partners in
deciding whether to cause us to take (or
decline to take) any actions, and Host
Marriott, as general partner, is not liable
for monetary damages for losses sustained,
liabilities incurred, or benefits not
derived by limited partners in connection
with such decision, provided that Host
Marriott, as general partner, has acted in
good faith and pursuant to its authority
under the partnership agreement of the
operating partnership.

  Host Marriott, as general partner of the operating partnership, and the Board of Directors of Host Marriott each owe fiduciary duties to their constituent parties. Although some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a general partner in a limited partnership, it is unclear whether, or to what extent, there are differences in such fiduciary duties. It is possible that the fiduciary duties of the directors of Host Marriott to the shareholders may be less than those of Host Marriott to the limited partners of the operating partnership.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                       Management Liability and Indemnification

Under the Delaware Revised Uniform Limited   The Maryland General Corporation Law
Partnership Act, Host Marriott, as general   permits a Maryland corporation to include
partner of the operating partnership, is     in its charter a provision limiting the
liable for the payment of the obligations    liability of its directors and officers to
and debts of the operating partnership       the corporation and its shareholders for
unless limitations upon such liability are   money damages except for liability
stated in the document or instrument         resulting from (i) actual receipt of an
evidencing the obligation or debt. Under     improper benefit or profit in money,
the partnership agreement of the operating   property or services or (ii) acts committed
partnership, the operating partnership is    in bad faith or active and deliberate
required to indemnify Host Marriott or any   dishonesty established by a final judgment
director or officer of Host Marriott from    as being material to the cause of action.
and against all losses, claims, damages,     Host Marriott's charter contains such a
liabilities, joint or several, expenses      provision. As permitted by the Maryland
(including legal fees), fines, settlements   General Corporation Law, Host Marriott's
and other amounts incurred in connection     charter also provides broad indemnification
with any actions relating to the operations  to directors and officers, whether serving
of the operating partnership as set forth    Host Marriott or, at its request, any other
in its partnership agreement in which Host   entity, to the fullest extent permitted
Marriott or any such director or officer is  under the Maryland General Corporation Law.
involved, unless: (i) the act or omission    Host Marriott will indemnify its present
of Host Marriott was material to the matter  and former directors and officers, among
giving rise to the proceeding and either     others, against judgments, penalties,
was committed in bad faith or was the        fines, settlements and reasonable expenses
result of active and deliberate dishonesty;  actually incurred by them in connection
(ii) Host Marriott or the other person to    with any proceeding to which they may be
be indemnified actually received an          made a party by reason of their service in
improper personal benefit in money,          those or other capacities unless it is
property or services; or (iii) in the case   established that: (i) the act or omission
of any criminal proceeding, Host Marriott    of the director or officer was material to
or the other person to be indemnified had    the matter giving rise to the proceeding
reasonable cause to believe the act or       and (a) was committed in bad faith or (b)
omission was unlawful. The reasonable        was the result of active and deliberate
expenses incurred by Host Marriott may be    dishonesty; (ii) the director or officer
reimbursed by the operating partnership in   actually received an improper personal
advance of the final disposition of the      benefit in money, property or services; or
proceeding upon receipt by the operating     (iii) in the case of any criminal
partnership of an affirmation by Host        proceeding, the director or officer had
Marriott or the other person to be           reasonable cause to believe that the act or
indemnified of its good faith belief that    omission was unlawful. However, under the
the standard of conduct necessary for        Maryland General Corporation Law, Host
indemnification has been met and an          Marriott may not indemnify for an adverse
undertaking by Host Marriott to repay the    judgment in a suit by or in the right of
amount if it is determined that such         Host Marriott. Host Marriott's bylaws
standard was not met.                        require it, as a condition to advancing
                                             expenses, to obtain (i) a written
                                             affirmation by the director or officer of
                                             his good faith belief that he has met the
                                             standard of conduct necessary for
                                             indemnification by Host Marriott as
                                             authorized by Host Marriott's bylaws and
                                             (ii) a written statement by or on his
                                             behalf to repay the amount paid or
                                             reimbursed by Host Marriott if it shall
                                             ultimately be determined that the standard
                                             of conduct was not met. Host Marriott also
                                             intends to enter into indemnification
                                             agreements indemnifying each of its
                                             directors and officers to the fullest
                                             extent permitted by the Maryland General
                                             Corporation Law and advance to its
                                             directors and officers all related expenses
                                             subject to reimbursement if it is
                                             subsequently determined that
                                             indemnification is not permitted.

  While Host Marriott, as general partner of the operating partnership, is generally liable for the payment of the obligations and debts of the operating partnership, the operating partnership generally agrees to indemnify Host Marriott, except regarding certain unauthorized acts of Host Marriott. The liability of Host Marriott's directors and officers is limited to the fullest extent permitted under Maryland law and such directors and officers are indemnified by Host Marriott to the fullest extent permitted by the Maryland General Corporation Law.

                             Liability of Investors

Under the operating partnership's            Under Maryland law, shareholders are not
partnership agreement and the Delaware       personally liable for the debts and
Revised Limited Partnership Act, the         obligations of Host Marriott.
liability of limited partners for the
operating partnership's debts and
obligations is generally limited to the
amount of their investment in the operating
partnership, together with their interest
in undistributed income, if any.

  A limited partner's liability with respect to debts and obligations of the operating partnership is limited to the amount of his investment and any interest in undistributed income. Shareholders of Host Marriott generally have no liability under the Maryland General Corporation Law for the debts and obligations of Host Marriott.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                               Anti-takeover Provisions

Host Marriott may not be removed as general  Applicable Maryland law and Host Marriott's partner of the operating partnership by the  charter and Host Marriott's bylaws contain
limited partners with or without cause       a number of provisions that may have the
(unless Host Marriott is no longer a         effect of delaying or discouraging a change
"public company," in which case the general  in control of Host Marriott that might be
partner may be removed with or without       in the best interests of shareholders.
cause by limited partners holding            These provisions include, among others, (i)
percentage interests in the operating        a Board of Directors with three-year
partnership that are more than 50% of the    staggered terms whose size is fixed within
aggregate percentage interests of the        a range; (ii) authorized capital stock that
outstanding limited partnership interests    may be classified and issued as a variety
entitled to vote thereon, including any      of equity securities, in the discretion of
such interests held by the general           the Board of Directors, including
partner). Under the operating partnership's  securities having superior voting rights to
partnership agreement, Host Marriott may,    the shares of common stock; (iii)
in its sole and absolute discretion,         restrictions on business combinations with
prevent a limited partner from transferring  persons who acquire more than a certain
his interest or any rights as a limited      percentage of the outstanding voting
partner except in certain limited            securities of Host Marriott; (iv) a
circumstances. Host Marriott may exercise    requirement that shareholders approve
this right of approval to deter, delay or    voting rights for "control shares" acquired
hamper attempts by persons to acquire a      in "control share" acquisitions; (v) a
majority interest in the operating           provision that only the Board of Directors
partnership. In addition, Host Marriott has  may amend Host Marriott's bylaws; (vi)
the power to impose limits on transfers if,  advance notice provisions for shareholders
and to the extent, necessary to cause the    to submit new business or nominate
operating partnership not to be a "publicly  candidates for director; (vii) limitations
traded partnership" that would be taxed as   on the ability of shareholders to call
a corporation, including the prohibition     special meetings; (viii) a requirement that
contained in the operating partnership's     directors be removed only for cause and
partnership agreement restricting the        only by a vote of shareholders holding at
ownership, actually or constructively, of    least two-thirds of all the shares entitled
more than 4.9% by value of any class of      to be cast for the election of directors;
interests in the operating partnership.      (ix) a requirement of an affirmative vote
                                             of two-thirds of all votes entitled to be
                                             cast to approve certain amendments to the
                                             Host Marriott's charter; and (x) certain
                                             ownership limitations which are designed to
                                             protect Host Marriott's status as a REIT
                                             under the Internal Revenue Code. In
                                             addition, Host Marriott has adopted a
                                             shareholder rights plan whereby
                                             shareholders are entitled to preferred
                                             share purchase rights in specified
                                             situations involving a change of control of
                                             Host Marriott. Also, Marriott International
                                             has the right to purchase up to 20% of each
                                             class of Host Marriot's outstanding voting
                                             shares at the then fair market value when
                                             specific change of control events involving
                                             Host Marriott occur, subject to specified
                                             limitations to protect Host Marriott's REIT
                                             status. The Marriott International purchase
                                             right may have the effect of discouraging a
                                             takeover of Host Marriott, because any
                                             person considering acquiring a substantial
                                             or controlling block of Host Marriott's
                                             common stock will face the possibility that
                                             its ability to obtain or exercise control
                                             would be impaired or made more expensive by
                                             the exercise of the Marriott International
                                             purchase right.

  Certain provisions of the governing documents of the operating partnership and Host Marriott could be used to deter attempts to obtain control of the operating partnership and Host Marriott in transactions not approved by Host Marriott, as general partner of the operating partnership, or the Board of Directors, respectively.

                       Limited Partner/Shareholder Voting Rights

The limited partners have voting rights     At each annual meeting of shareholders, the
under the operating partnership's           shareholders elect successors to the class
partnership agreement only as to the sale   of directors whose term expires at such
of substantially all of our assets,         meeting for terms of three years. In
specified consolidations and mergers and    addition, the Maryland General Corporation
amendments of the partnership agreement.    Law requires that specified major
                                            transactions, including most amendments to
                                            Host Marriott's charter, may not be
                                            consummated without the approval of
                                            shareholders. Each share of common stock
                                            will have one vote and Host Marriott's
                                            charter permits the Board of Directors of
                                            Host Marriott to classify and issue shares
                                            of capital stock in one or more series
                                            having voting power which may differ from
                                            that of the shares of common stock.

  Host Marriott, as the general partner of the operating partnership, has the authority to manage the affairs of the operating partnership, and the limited partners of the operating partnership only have voting rights in respect of specified major transactions. The shareholders of Host Marriott only have voting rights that permit them to elect the Board of Directors of Host Marriott and to approve or disapprove specified major transactions.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
----------------------------------------------------------------------------------------
                            Sale Other Than to an Affiliate

Under the operating partnership's            Under Host Marriott's charter, subject to
partnership agreement, Host Marriott, as     the terms of any class or series of shares
general partner, generally has the           at the time outstanding, Host Marriott may
exclusive authority to determine whether,    transfer its assets within the meaning of
when and on what terms the operating         the Maryland General Corporation Law, but
partnership's assets (including its hotels)  any such merger, consolidation, share
will be sold. However, Host Marriott         exchange or transfer of assets must be
generally may not sell, exchange, transfer   approved (i) by the Board of Directors of
or otherwise dispose of all or               Host Marriott in the manner provided in the
substantially all of the operating           Maryland General Corporation Law and (ii)
partnership's assets in a single             by shareholders to the extent required
transaction or a series of related           under the Maryland General Corporation Law.
transactions (including by way of merger,    In general, such transactions by a Maryland
consolidation or other combination with any  corporation, such as Host Marriott, must
other persons or entities), without the      first be approved by a majority of the
consent of more than 50% of the outstanding  entire Board of Directors and thereafter
limited partnership interests, including     approved by shareholders by the affirmative
any limited partnership interests held by    vote of two-thirds of all the votes
Host Marriott.                               entitled to be cast on the matter (unless
                                             the charter provides for a greater or
                                             lesser shareholder vote, but not less than
                                             a majority of the number of votes entitled
                                             to be cast on the matter). Host Marriott's
                                             charter provides for shareholder approval
                                             of such transactions by a two- thirds vote
                                             of all the votes entitled to be cast. Under
                                             the Maryland General Corporation Law, a
                                             "transfer of assets" is defined to mean any
                                             sale, lease, exchange or other transfer of
                                             all or substantially all of the assets of
                                             the corporation, but does not include: (i)
                                             a transfer of assets by a corporation in
                                             the ordinary course of business actually
                                             conducted by it; (ii) a mortgage, pledge or
                                             creation of any other security interest in
                                             any or all of the assets of the
                                             corporation, whether or not in the ordinary
                                             course of its business; (iii) an exchange
                                             of shares of stock through voluntary action
                                             under any agreement with the shareholders;
                                             or (iv) a transfer of assets to one or more
                                             persons if all the equity interests of the
                                             person or persons are owned, directly or
                                             indirectly, by the corporation.

  The operating partnership's partnership agreement requires the approval of the holders of 50% of the outstanding limited partnership interests for a sale, exchange, transfer or other disposition of all or substantially all of its assets. Host Marriott's charter requires the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter in order to approve a transfer of all or substantially all of the assets of Host Marriott. No consent of limited partners or shareholders is required if the sale or other disposition of assets does not amount to all or substantially all of the assets of the operating partnership or Host Marriott.

                     Sale to the General Partner or its Affiliates

The operating partnership may not, directly  Neither Host Marriott's charter nor Host or indirectly, sell, transfer or convey any  Marriott's bylaws has any specified
property to any affiliate of Host Marriott   additional requirements for sales of assets
that is not also a subsidiary of the         to affiliates of Host Marriott.
operating partnership, except as expressly
permitted in the operating partnership's
partnership agreement or except on terms
that are fair and reasonable and no less
favorable to the operating partnership than
would be obtained from an unaffiliated
third party.

  The operating partnership's partnership agreement prohibits the sale of assets by us to affiliates of Host Marriott that are not also subsidiaries of the operating partnership, except under specified circumstances. Neither Host Marriott's charter nor Host Marriott's bylaws contains any provisions restricting the sale of assets to an affiliate of Host Marriott.

           OPERATING PARTNERSHIP                           HOST MARRIOTT
---------------------------------------------------------------------------------------
                                        Merger

Under the operating partnership's           Pursuant to Host Marriott's charter,
partnership agreement, Host Marriott        subject to the terms of any class or series
generally may not cause a merger or         of shares at the time outstanding, Host
consolidation of the operating partnership  Marriott may merge with or into another
without the consent of a majority of the    entity, but any such merger must be
outstanding partnership interests           approved (i) by the Board of Directors of
(including the partnership interests held   Host Marriott in the manner provided in the
by Host Marriott) and the general partner.  Maryland General Corporation Law and (ii)
                                            by shareholders to the extent required
                                            under the Maryland General Corporation Law.
                                            Under the Maryland General Corporation Law,
                                            mergers of a Maryland corporation, such as
                                            Host Marriott, with or into another entity
                                            must first be approved by a majority of the
                                            entire Board of Directors and thereafter
                                            approved by shareholders by the affirmative
                                            vote of two-thirds of all the votes
                                            entitled to be cast on the matter (unless
                                            Host Marriott's charter provides for a
                                            lesser shareholder vote but not less than a
                                            majority of the number of votes entitled to
                                            be cast on the matter). Host Marriott's
                                            charter generally provides for shareholder
                                            approval of such transactions by a two-
                                            thirds vote of all the votes entitled to be
                                            cast, except that any merger of Host
                                            Marriott with or into a trust organized for
                                            the purpose of changing Host Marriott's
                                            form of organization from a corporation to
                                            a trust will require the approval of
                                            shareholders of Host Marriott by the
                                            affirmative vote only of a majority of all
                                            the votes entitled to be cast on the
                                            matter. Under the Maryland General
                                            Corporation Law, specified mergers may be
                                            accomplished without a vote of
                                            shareholders. For example, no shareholder
                                            vote is required for a merger of a
                                            subsidiary of a Maryland corporation into
                                            its parent, provided the parent owns at
                                            least 90% of the subsidiary. In addition, a
                                            merger need not be approved by shareholders
                                            if the merger does not reclassify or change
                                            the outstanding shares or otherwise amend
                                            Host Marriott's charter, and the number of
                                            shares to be issued or delivered in the
                                            merger is not more than 20% of the number
                                            of its shares of the same class or series
                                            outstanding immediately before the merger
                                            becomes effective. Subject to the terms of
                                            any class or series of shares at the time
                                            outstanding, under Host Marriott's charter,
                                            Host Marriott also may to the extent
                                            permitted by law, consolidate Host Marriott
                                            with one or more other entities into a new
                                            entity or effect a share exchange, but any
                                            such action must be approved by the Board
                                            of Directors and, after notice to all
                                            shareholders entitled to vote on the
                                            matter, by the affirmative vote of two-
                                            thirds of all the votes entitled to be cast
                                            on the matter. Under the Maryland General
                                            Corporation Law, a share exchange by a
                                            Maryland successor corporation needs to be
                                            approved only by its board of directors.

  Pursuant to applicable law and/or the governing documents of the entity, the ability of each of the operating partnership and Host Marriott to effect a merger is subject to the approval of Host Marriott, as general partner, in the case of the operating partnership, or the Board of Directors, in the case of Host Marriott, and specified levels of limited partner or shareholder approval, as applicable.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
---------------------------------------------------------------------------------------
                                      Dissolution

The operating partnership will continue      Under Host Marriott's charter, subject to
until December 31, 2098, unless sooner       the provisions of any class or series of
dissolved. The operating partnership will    shares at the time outstanding, the Board
be dissolved prior to the expiration of its  of Directors of Host Marriott must obtain
term, and its affairs wound up, (i) until    approval of holders of at least two-thirds
December 31, 2058 with the consent of the    of all of the votes entitled to be cast on
limited partners who hold 90% of the OP      the matter in order to dissolve Host
Units (including OP Units held by Host       Marriott.
Marriott) or (ii) upon a decision to
dissolve the operating partnership made by
Host Marriott on or after December 31, 2058
in its sole and absolute discretion, or
(iii) upon a decision, with the consent of
a majority of the partners holding at least
a majority of the outstanding partnership
interests, to sell all or substantially all
of the operating partnership's assets and
properties. Upon dissolution, Host
Marriott, as general partner, or any
liquidator will proceed to liquidate the
assets of the operating partnership and
apply the proceeds therefrom in the order
of priority set forth in the operating
partnership's partnership agreement.

  Pursuant to the operating partnership's partnership agreement and Host Marriott's charter, each of the respective entities may be dissolved with the consent of a specified percentage of the outstanding equity interests.

                                      Amendments

Amendments to the operating partnership's   Under the Maryland General Corporation Law,
partnership agreement may be proposed by    in order to amend Host Marriott's charter,
Host Marriott, as general partner, or any   the Board of Directors of Host Marriott
limited partner holding 25% or more of the  first must adopt a resolution setting forth
limited partnership interests. Subject to   the proposed amendment and declaring its
specified exceptions, such proposed         advisability and direct that the proposed
amendment must be approved by the vote of   amendment be submitted to shareholders for
Host Marriott, as general partner, and      their consideration either at an annual or
limited partners holding percentage         special meeting of shareholders.
interests that are more than 50% of the     Thereafter, the proposed amendment must be
aggregate percentage interests of the       approved by shareholders by the affirmative
outstanding limited partnership interests   vote of two-thirds of all votes entitled to
entitled to vote thereon, including any     be cast on the matter, unless a greater or
such limited partnership interests held by  lesser proportion of votes (but not less
Host Marriott. In addition, Host Marriott,  than a majority of all votes entitled to be
as general partner, has broad discretion,   cast) is specified in Host Marriott's
with certain exceptions, to amend the       charter. The provisions contained in the
operating partnership's partnership         Host Marriott's charter relating to
agreement without the consent of the        restrictions on transferability of the
limited partners.                           shares of common stock, the classified
                                            Board of Directors and fixing the size of
                                            the Board of Directors within the range set
                                            forth in the Host Marriott's charter, as
                                            well as the provisions relating to removal
                                            of directors, the filling of Board of
                                            Directors vacancies and the provisions
                                            relating to the exclusive authority of the
                                            Board of Directors to amend the Host
                                            Marriott's bylaws may be amended only by a
                                            resolution adopted by the Board of
                                            Directors and approved at an annual or
                                            special meeting of the shareholders by the
                                            affirmative vote of the holders of not less
                                            than two-thirds of the votes entitled to be
                                            cast on the matter. Other amendments to
                                            Host Marriott's charter generally may be
                                            effected by requisite action of the Board
                                            of Directors and approval by shareholders
                                            by the affirmative vote of not less than a
                                            majority of the votes entitled to be cast
                                            on the matter. As permitted under the
                                            Maryland General Corporation Law, Host
                                            Marriott's charter and Host Marriott's
                                            bylaws provide that directors have the
                                            exclusive right to amend Host Marriott's
                                            bylaws.

  Under the operating partnership's partnership agreement, amendments may be made with the consent of the general partner and a specified level of approval of the limited partners. However, under the operating partnership's partnership agreement, Host Marriott, as general partner of the operating partnership, also has broad discretion to make amendments without the consent of the limited partners, with specified exceptions. Amendment of Host Marriott's charter generally requires the approval of both the Board of Directors of Host Marriott and the shareholders by either a majority or two-thirds of all votes entitled to be cast depending upon the type of amendment.

           OPERATING PARTNERSHIP                            HOST MARRIOTT
-----------------------------------------------------------------------------------
                         Compensation, Fees and Distributions

The operating partnership's partnership      The directors of Host Marriott receive
agreement provides that Host Marriott, as    compensation for their services.
general partner, will receive no
compensation for services as such, but that
the operating partnership will pay (or
reimburse Host Marriott for) all expenses
that Host Marriott incurs (subject to
specified limited exceptions), including
expenses incurred relating to the ongoing
operation of Host Marriott and any other
offering of additional OP Units or shares
of common stock, including all expenses,
damages and other payments resulting from
or arising in connection with litigation
related to any of the foregoing, and
expenses for federal, state and local
income taxes incurred by Host Marriott.

  Host Marriott, as general partner of the operating partnership, does not receive compensation in exchange for its services as general partner. The directors of Host Marriott, however, do receive compensation for their services as directors.

                        FEDERAL INCOME TAX CONSEQUENCES

Introduction

   The following discussion describes the federal income tax consequences reasonably anticipated to be material to a stockholder in connection with the purchase, ownership and disposition of common stock. The following discussion is intended to address only those federal income tax consequences that are generally relevant to all stockholders. Accordingly, it does not discuss all aspects of federal income taxation that might be relevant to a specific stockholder in light of his particular investment or tax circumstances. Therefore, it is imperative that a stockholder review the following discussion and consult with his own tax advisors to determine the interaction of his individual tax situation with the tax consequences associated with the purchase, ownership and disposition of common stock.

   The following discussion provides general information only, is not exhaustive of all possible tax consequences and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax consequences. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a stockholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

   The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations thereunder, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. No assurance can be provided that the statements set forth herein will not be challenged by the IRS or will be sustained by a court if so challenged.

   Hogan & Hartson L.L.P. has given Host Marriott an opinion to the effect that the discussion under the heading "Federal Income Tax Consequences," to the extent that it contains descriptions of applicable federal income tax law, is correct in all material respects. The opinion, however, does not purport to address the actual tax consequences of the purchase, ownership and disposition of common stock to any particular stockholder. The opinion is based on the Internal Revenue Code and regulations in effect on the date hereof, current administrative interpretations and positions of the IRS and existing court decisions. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change the law on which the above opinion is based. Any such change could adversely affect the opinion. In addition, any such change could apply retroactively. Moreover, opinions of counsel merely represent counsel's best judgment with respect to the probable outcome on the merits and are not binding on the IRS or the courts. Accordingly, even if there is no change in applicable law, no assurance can be provided that such opinion, which does not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

   The specific tax attributes of a particular stockholder could have a material impact on the tax consequences associated with the purchase, ownership and disposition of common stock. Therefore, it is essential that each prospective stockholder consult with his own tax advisors with regard to the application of the federal income tax laws to such stockholder's personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Federal income taxation of Host Marriott

   General. Host Marriott made an election to be taxed as a REIT under the Internal Revenue Code, effective for the taxable year beginning January 1, 1999. Host Marriott believes that it is organized and has operated in a manner that will permit it to qualify as a REIT for 1999 and 2000, and Host Marriott intends to continue to operate as a REIT for future years. No assurance, however, can be given that it in fact will qualify or remain qualified as a REIT.

   The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

   Hogan & Hartson L.L.P. has provided to Host Marriott an opinion to the effect that Host Marriott is organized in conformity with the requirements for qualification as a REIT, and its current method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that this opinion is conditioned upon certain assumptions and representations made by Host Marriott and the operating partnership as to factual matters relating to the organization and operation of Host Marriott and its subsidiaries, the operating partnership and its subsidiaries, the non-controlled subsidiaries, taxable REIT subsidiaries after January 1, 2001 (including HMT Lessee), the Host Employee/Charitable Trust and Crestline and its subsidiaries, including the economic and other terms of each lease and the expectations of Host Marriott and the lessees with respect thereto.

   In addition, this opinion is based upon the factual representations of Host Marriott concerning its business and properties as described in, or incorporated by reference into, this prospectus. Moreover, qualification and taxation as a REIT depends upon Host Marriott's ability to meet the various qualification tests imposed under the Internal Revenue Code discussed below. Hogan & Hartson L.L.P. will not review Host Marriott's operating results. Accordingly, no assurance can be given that the actual results of Host Marriott's operations for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described below may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure of Host Marriott to qualify as a REIT" below.

   If Host Marriott qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that it currently distributes to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from an investment in a regular corporation. However, Host Marriott will be subject to federal income tax as follows:

     1. Host Marriott will be taxed at regular corporate rates on any undistributed "REIT taxable income" including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the stockholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

     2. Under certain circumstances, Host Marriott may be subject to the "alternative minimum tax" due to its items of tax preference and alternative minimum tax adjustments.

     3. If Host Marriott has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

     4. Host Marriott's net income from "prohibited transactions" will be subject to a 100% tax. In general, "prohibited transactions" are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

     5. If Host Marriott fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to the following:

       (1) the gross income attributable to the greater of the amount by which Host Marriott fails the 75% or 95% test; multiplied by

       (2) a fraction intended to reflect its profitability.

     6. If Host Marriott fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, Host Marriott will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

     7. If Host Marriott acquires any asset from a taxable "C" corporation in a transaction in which the basis of the asset in the hands of Host Marriott is determined by reference to the basis of the asset in the hands of the "C" corporation, and Host Marriott recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host Marriott, then, to the extent of the asset's "built-in gain," such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over Host Marriott's adjusted basis in the asset, determined when Host Marriott acquired the asset.

   Host Marriott owns an indirect interest in appreciated assets that its predecessors held before the REIT conversion. Such appreciated assets have a "carryover" basis and thus have built-in gain with respect to Host Marriott. If such appreciated property is sold within the ten-year period following the REIT conversion, or prior to January 1, 2009, Host Marriott generally will be subject to regular corporate tax on that gain to the extent of the built-in gain in that property at the time of the REIT conversion. The total amount of gain on which Host Marriott can be taxed is limited to the excess of the aggregate fair market value of its assets on January 1, 1999 over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, the operating partnership and Host Marriott may seek to avoid a taxable disposition prior to January 1, 2009 of any significant asset owned by Host Marriott's predecessors at the time of the REIT conversion. This could be true with respect to a particular disposition even though the disposition might otherwise be in the best interests of Host Marriott and its shareholders.

   Notwithstanding Host Marriott's status as a REIT, it is likely that substantial deferred liabilities of its predecessors will be recognized prior to January 1, 2009. Deferred liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and deferred tax liabilities attributable to taxable income for which neither Host Marriott nor the operating partnership will receive corresponding cash. In addition, the IRS could assert substantial additional liabilities for taxes against Host Marriott's predecessors for taxable years prior to the time Host Marriott qualified as a REIT. Under the terms of the REIT conversion and the partnership agreement of the operating partnership, the operating partnership will be responsible for paying, or reimbursing Host Marriott for the payment of, all such tax liabilities as well as any other liabilities, including contingent liabilities and liabilities attributable to litigation that Host Marriott may incur, whether such liabilities are incurred by reason of activities prior to the REIT conversion or activities subsequent thereto.

   The operating partnership will pay, or reimburse Host Marriott for the payment of all taxes incurred by Host Marriott, except for taxes imposed on Host Marriott by reason of its failure to qualify as a REIT or to distribute to its stockholders an amount equal to its "REIT taxable income," including net capital gains. This obligation by the operating partnership includes any federal corporate income tax imposed on built-in gain.

   Requirements for qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association

     (1) which is managed by one or more directors or trustees;

     (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

     (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

     (7) which makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

     (8) which uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

     (9) which meets certain other tests, described below, regarding the nature of its income and assets.

   Conditions (1) to (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) did not apply to Host Marriott's 1999 taxable year. Compliance with condition (5) is determined by disregarding the ownership of shares of stock of Host Marriott by any person(s) who:

     (a) acquired such shares of stock as a gift or bequest or pursuant to a legal separation or divorce;

     (b) is the estate of any person making such transfer to the estate; or

     (c) is a company established exclusively for the benefit of, or wholly owned by, either the person making such transfer or a person described in
  (a) or (b).

   For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

   In connection with condition (6), Host Marriott is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. If Host Marriott complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6), then it will be treated as having met condition (6). If Host Marriott fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host Marriott, under those circumstances, to take further action to ascertain actual ownership of its shares of stock, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

   Host Marriott believes that it meets and will continue to meet conditions
(1) through (4). In addition, Host Marriott believes that it has had and continues to have outstanding common stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host Marriott has complied and intends to continue to comply with the requirement that it send annual letters to its stockholders requesting information regarding the actual ownership of its shares of stock. In addition, Host Marriott's charter contains an ownership limit that is intended to assist Host Marriott in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Risk Factors" in our Form 10-K for the year ended December 31, 1999 for risks related to possible adverse consequences of limits on ownership of our common stock. The ownership limit, together with compliance with the annual stockholder letter requirement described above, however, may not ensure that Host Marriott will, in all cases, be able to satisfy the share ownership requirements described above. If Host Marriott fails to satisfy such share ownership requirements, Host Marriott will not qualify as a REIT. See "--Failure of Host Marriott to qualify as a REIT" below.

   A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host Marriott previously had a 52-53 week year ending on the Friday closest to January 1, it adopted a calendar year taxable year in connection with the REIT conversion.

   Distribution of "earnings and profits" attributable to "C" corporation taxable years. A REIT cannot have at the end of any taxable year any undistributed earnings and profits ("E&P") that are attributable to a "C" corporation taxable year, which includes all undistributed E&P of Host Marriott's predecessors. Accordingly, Host Marriott had until December 31, 1999 to distribute such E&P. In connection with the REIT conversion, Host Marriott declared dividends intended to eliminate the substantial majority, if not all, of such E&P. To the extent, however, that any such E&P remained (the "Acquired Earnings") and Host Marriott failed to distribute such Acquired Earnings prior to the end of 1999, Host Marriott would be disqualified as a REIT at least for 1999. If Host Marriott should be so disqualified for 1999, subject to the satisfaction by Host Marriott of certain "deficiency dividend" procedures described below in "--Annual distribution requirements applicable to REITs" and assuming that Host Marriott otherwise satisfies the requirements for qualification as a REIT, Host Marriott should qualify as a REIT for 2000 and thereafter. Host Marriott believes that the dividends it paid prior to December 31, 1999 were sufficient to distribute all of the Acquired Earnings as of December 31, 1999. However, there are substantial uncertainties relating to both the estimate of the Acquired Earnings, as described below, and the value of noncash consideration that Host Marriott distributed. Accordingly, there can be no assurance this requirement was met.

   The estimated amount of the Acquired Earnings is based on the allocated consolidated E&P of Host Marriott's predecessors accumulated from 1929 through and including 1998 and takes into account the allocation, as a matter of law, of 81% of Host Marriott's predecessors' accumulated E&P to Marriott International on October 8, 1993 in connection with the spin-off of Marriott International. The estimate was determined based on the available tax returns and certain assumptions with respect to both such returns and other matters. The calculation of the Acquired Earnings, however, depends upon a number of factual and legal interpretations related to the activities and operations of Host Marriott's predecessors during their entire corporate existence and is subject to review and challenge by the IRS. There can be no assurance that the IRS will not examine the tax returns of Host Marriott's predecessors and propose adjustments to increase their taxable income. The impact of such proposed adjustments, if any, may be material. If the IRS examines Host Marriott's calculation of its E&P, the IRS can consider all taxable years of Host Marriott's predecessors as open for review for purposes of such determination.

   Hogan & Hartson L.L.P. has expressed no opinion as to the amount of E&P of Host Marriott and Host Marriott's predecessors. Accordingly, for purposes of its opinion as to the qualification of Host Marriott as a REIT, Hogan & Hartson L.L.P. relied upon a representation from Host Marriott that as of the end of 1999 it had eliminated all Acquired Earnings.

   Qualified REIT subsidiary. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary will be disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. Host Marriott holds several qualified REIT subsidiaries that hold de minimis indirect interests in the partnerships that own hotels. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

   Ownership of partnership interests by a REIT. A REIT which is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, Host Marriott's proportionate share of the assets and items of income of the operating partnership, including the operating partnership's share of such items of any subsidiaries that are partnerships or LLCs, are treated as assets and items of income of Host Marriott for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax aspects of Host Marriott's ownership of interests in the operating partnership." As the sole general partner of the operating partnership, Host Marriott has direct control over the operating partnership and indirect control over the subsidiaries in which the operating partnership or a subsidiary has a controlling interest. Host Marriott intends to operate these entities consistent with the requirements for qualification of Host Marriott as a REIT.


   Income tests applicable to REITs. In order to maintain qualification as a REIT, Host Marriott must satisfy the following two gross income requirements:

  . At least 75% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

  . At least 95% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities, including some hedging instruments.

   Rents paid pursuant to Host Marriott's leases, together with gain on the disposition of assets and dividends and interest received from the non-controlled subsidiaries and HMT Lessee will constitute substantially all of the gross income of Host Marriott. Several conditions must be satisfied in order for rents received by Host Marriott, including the rents received pursuant to the leases, to qualify as "rents from real property." First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Second, rents received from a tenant will not qualify as "rents from real property" if Host Marriott, or an actual or constructive owner of 10% or more of Host Marriott, actually or constructively owns 10% or more of the tenant. This type of tenant will be referred to below as a related party tenant. As a result of the passage of the REIT Modernization Act, however, for taxable years beginning after December 31, 2000, Host Marriott is able to lease its hotel properties to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of Host Marriott's ownership interest in the subsidiary so long as the property is a "qualified lodging facility" and is operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A taxable REIT subsidiary, which is subject to federal income tax, is a corporation other than a REIT in which a REIT directly or indirectly holds stock, that has made a joint election with the REIT to be treated as a taxable REIT subsidiary and that does not engage in certain activities, including, without limitation, operating or managing hotels, except through an "eligible independent contractor." For a more detailed discussion of taxable REIT subsidiaries, see "--Qualification of a corporation as a taxable REIT subsidiary," below. HMT Lessee and each of the non-controlled subsidiaries will elect and, Host Marriott believes, will qualify to be treated as a taxable REIT subsidiary for federal income tax purposes, effective January 1, 2001.

   Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on relative adjusted tax bases. For taxable years beginning after December 31, 2000, however, the test is based on relative fair market values.

   Fourth, if Host Marriott operates or manages a property or furnishes or renders certain "impermissible services" to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by Host Marriott with respect to the property, then no amount received by Host Marriott with respect to the property will qualify as "rents from real property." Impermissible services are services other than services (1) "usually or customarily rendered" in connection with the rental of real property and (2) not otherwise considered "rendered to the occupant." For these purposes, the income that Host Marriott is considered to receive from the provision of "impermissible services" will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by the REIT with respect to the property, then only the income from the impermissible services will not qualify as "rents from real property."

   There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom Host Marriott derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services must be borne by the independent contractor. Second, for Host Marriott's taxable years beginning after December 31, 2000, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary.

   The operating partnership and each subsidiary that owns hotels have entered into leases with subsidiaries of Crestline that commenced on January 1, 1999 and pursuant to which the hotels are leased for an initial term ranging generally from seven to ten years. Each lease provides for thirteen payments per annum of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts. Effective November 15, 1999, we amended substantially all of our leases with Crestline to give Crestline the right to renew each of these leases for up to four additional terms of seven years each at a fair rental value, to be determined either by agreement between us and Crestline or through arbitration at the time the renewal option is exercised. These amendments provided that Crestline was under no obligation to exercise these renewal options, and we had the right to terminate the renewal options during certain time periods specified in the amendments.

   As a result of the REIT Modernization Act, beginning January 1, 2001, we are permitted to lease our hotel properties to a taxable REIT subsidiary so long as each hotel property is a "qualified lodging facility" and is operated by an "eligible independent contractor." Our leases with Crestline provided that, following the enactment of the REIT Modernization Act, we had the right, beginning on January 1, 2001, to purchase, or have our taxable REIT subsidiary purchase, the leases for a purchase price equal to the fair market value of Crestline's interests in the leases, excluding any renewal period provided for in the leases. On November 13, 2000, HMT Lessee, which will elect to be taxed as a taxable REIT subsidiary effective as of January 1, 2001, agreed to purchase from Crestline the entities owning the leasehold interests in 116 of our hotels for approximately $201 million. We have consummated this acquisition, effective as of January 1, 2001. We believe that, as of January 1, 2001, each of our hotel properties is a "qualified lodging facility" and that each manager of our hotel properties qualifies as an "eligible independent contractor."

   Neither Host Marriott nor the operating partnership has done or intends to do any of the following:

  . provide any services to the lessees with respect to the operation of the hotels, including lessees that are taxable REIT subsidiaries of Host Marriott;

  . charge rent to the lessee of any hotel, including a lessee that is a taxable REIT subsidiary of Host Marriott, that is based in whole or in part on the income or profits of any person, other than by reason of being based on a fixed percentage or percentages of receipts or sales (except for the lease of the Harbor Beach Resort, where the lease provides for rent based upon net profits but which rent Host Marriott currently believes will not jeopardize Host Marriott's status as a REIT);

  . rent any hotel to a related party tenant (except for leases to a taxable
    REIT subsidiary, including HMT Lessee, after December 31, 2000 of hotel properties that are "qualified lodging facilities" that are operated and managed by "eligible independent contractors"), unless the Board of Directors determines in its discretion that the rent received from the related party tenant is not material and will not jeopardize Host Marriott's status as a REIT; or

  . derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease, unless the Board of Directors determines in its discretion that the amount of such rent attributable to personal property is not material and will not jeopardize Host Marriott's status as a REIT.

   As discussed above, in order for the rent paid pursuant to the leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes. Accordingly the leases cannot be treated as service contracts, joint ventures or some other type of arrangement.


   The determination of whether the leases are true leases depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

  . the intent of the parties;

  . the form of the agreement;

  . the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

  . the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

   In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. Some of the relevant factors include whether:

  . the service recipient is in physical possession of the property;

  . the service recipient controls the property;

  . the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property);

  . the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

  . the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and


  . the total contract price does not substantially exceed the rental value of the property for the contract period.

   Host Marriott's leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

  . the operating partnership or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by a lease agreement;

  . the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

  . the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

  . the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

  . the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

  . in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

  . the lessee has indemnified the operating partnership or the applicable subsidiary against all liabilities imposed on the operating partnership or the applicable subsidiary during the term of the lease by reason of
    (A) injury to persons or damage to property occurring at the hotels or
    (B) the lessee's use, management, maintenance or repair of the hotels;

  . the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

  . the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

  . Host Marriott and the operating partnership believe that each lessee reasonably expected at the time the leases were entered into to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

  . upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT conversion.

   If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the operating partnership receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host Marriott very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

   In addition, except for permitted leases to a taxable REIT subsidiary of "qualified lodging facilities" operated by "eligible independent contractors," the lessees must not be regarded as related party tenants. A lessee of Host Marriott (including for years ending prior to January 1, 2001, all of the Crestline lessees and, for the years beginning on or after January 1, 2001, the Crestline lessee of the San Diego Hotel) will be regarded as a related party tenant only if Host Marriott and/or one or more actual or constructive owners of 10% or more of Host Marriott actually or constructively own 10% or more of such lessee (including, with regard to a Crestline lessee, through an ownership interest in Crestline). In order to help preclude our lessees from being regarded as related party tenants, the following organizational documents contain the following ownership limits:

  . the articles of incorporation of Crestline expressly prohibit any person or persons acting as a group, including Host Marriott and/or any 10% or greater stockholder of Host Marriott, from owning more than 9.8% of the lesser of the number or value of the shares of capital stock of Crestline;

  . Host Marriott's charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the shares of capital stock of Host Marriott (subject to a limited exception for a holder of shares of capital stock of Host Marriott in excess of the ownership limit solely by reason of the merger of Host Marriott's predecessor corporation into Host Marriott, which exception applied, to the extent that the holder thereof did not own, directly or by attribution under the Internal Revenue Code, more than 9.9% in value of the outstanding shares of capital stock of Host Marriott as a result of the merger) or any other class or series of shares of stock of Host Marriott; and

  . the operating partnership's partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host Marriott and an affiliate of The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners (the "Blackstone Entities"), from owning more than 4.9% by value of any class of interests in the operating partnership.

   Each of these prohibitions contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times and no waivers thereto are granted, the lessees should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

   As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to Host Marriott's leases should qualify as "rents from real property" since they are based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into, except for the lease of the Harbor Beach Resort, which lease provides for rents based upon net profits. The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host Marriott intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host Marriott believes that the rental provisions and other terms of the leases conform with normal business practice and, other than the Harbor Beach Resort lease, were not intended to be used as a means of basing rent on income or profits. Furthermore, Host Marriott intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

   Host Marriott leases certain items of personal property to the lessees in connection with its leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as "rent from real property." Under the law in effect prior to January 1, 2001, the amount of rent attributable to personal property is that amount which bears the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bears to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host Marriott has represented that, with respect to each of its leases that includes a lease of items of personal property, the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), except for a relatively small group of leases where the rent attributable to personal property, which would constitute non-qualifying income for purposes of the 75% and 95% gross income tests, would not be material relative to the overall gross income of Host Marriott. For Host Marriott's taxable years beginning after December 31, 2000, the personal property test is based on fair market value as opposed to adjusted tax basis.

   Each lease permits the operating partnership to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a non-controlled subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as "rent from real property." In order to protect Host Marriott's ability to qualify as a REIT, the operating partnership sold substantial personal property associated with a number of hotels acquired in connection with the REIT conversion to a non-controlled subsidiary. The non-controlled subsidiary separately leases all such personal property directly to the applicable lessee and receives rental payments that Host Marriott believes represent the fair rental value of such personal property directly from the lessees. If such arrangements are not respected for federal income tax purposes, Host Marriott likely would not qualify as a REIT.

   If any of the hotels were to be operated directly by the operating partnership or a subsidiary as a result of a default by a lessee under the applicable lease, such hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired, or for up to an additional three years if an extension is granted by the IRS, provided that:

     (1) the operating entity conducts operations through an independent contractor, which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries, within 90 days after the date the hotel is acquired as the result of a default by a lessee;

     (2) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent;

     (3) foreclosure was not regarded as foreseeable at the time the applicable lessor entered into such lease; and

     (4) Host Marriott elects on its federal income tax return filed for the year in which the foreclosure occurred to treat the hotel as "foreclosure property."

   For as long as such hotel constitutes foreclosure property, the income from the hotel would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if such hotel does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such hotel will not qualify under the 75% and 95% gross income tests. For Host Marriott's taxable years beginning after December 31, 2000, if a lessee defaults under a lease, the operating partnership would be permitted to lease the hotel to a taxable REIT subsidiary, subject to the limitations described above, and the hotel would not become foreclosure property.

   "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail so to qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host Marriott has received and will continue to receive interest payments from the non-controlled subsidiaries and, with regard to its taxable years beginning on or after January 1, 2001, expects to receive interest payments from HMT Lessee. These amounts of interest will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Host Marriott does not anticipate that the amounts of interest derived from the non-controlled subsidiaries and HMT Lessee will be sufficiently substantial to affect its ability to continue to satisfy the 75% gross income test.

   The non-controlled subsidiaries and HMT Lessee hold various assets, the ownership of which by the operating partnership might jeopardize Host Marriott's status as a REIT. The assets owned by the non-controlled subsidiaries primarily consist of partnership or other interests in hotels that are not leased, certain foreign hotels, and approximately $75 million in value of personal property associated with certain hotels. The assets owned by HMT Lessee primarily consist of the equity interests in the entities owning the leasehold interests with respect to substantially all of Host Marriott's full-service hotel properties. Each non-controlled subsidiary and HMT Lessee is taxable as a regular "C" corporation. The operating partnership's share of any dividends received from a non-controlled subsidiary or HMT Lessee should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The operating partnership does not anticipate that it will receive sufficient dividends from the non-controlled subsidiaries and HMT Lessee to cause it to fail the 75% gross income test. Each non-controlled subsidiary intends to elect, with Host Marriott, that such non-controlled subsidiary will be treated as a taxable REIT subsidiary effective January 1, 2001.

   Host Marriott inevitably will have some gross income from various sources that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. These include, but are not limited to, the following:

  . ""safe harbor" leases;

  . the lease of the Harbor Beach Resort, which provides for rent based upon net profits;

  . the operation of the hotel that is located in Sacramento;

  . minority partnership interests in partnerships that own hotels that are not leased under leases that produce rents qualifying as "rents from real property";

  . rent attributable to personal property at a relatively small group of hotels that does not satisfy the 15% personal property test; and

  . interest and dividends paid by the non-controlled subsidiaries and HMT
    Lessee, which amounts will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test.

   Host Marriott believes that, taking into account the anticipated sources of non-qualifying income, its aggregate gross income from all sources will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing subsequent to the date of the REIT conversion.

   If Host Marriott fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if Host Marriott's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host Marriott attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information set forth on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host Marriott would be entitled to the benefit of these relief provisions. For example, if Host Marriott fails to satisfy the gross income tests because nonqualifying income that Host Marriott intentionally incurs exceeds the limits on such income, the IRS could conclude that Host Marriott's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Host Marriott, Host Marriott will not qualify as a REIT. As discussed above under "--General" even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

   Any gain realized by Host Marriott on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host Marriott's share of any such gain realized by the operating partnership, will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The operating partnership intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales of hotels as are consistent with the operating partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax, particularly if the hotels that are sold have been held for a relatively short period of time.

   Asset tests applicable to REITs. At the close of each quarter of its taxable year, Host Marriott must satisfy the following four tests relating to the nature of its assets:

  . First, at least 75% of the value of Host Marriott's total assets must be represented by real estate assets. Host Marriott's real estate assets include, for this purpose, its allocable share of real estate assets held by the operating partnership and the non-corporate subsidiaries of the operating partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of Host Marriott, cash, cash items and government securities. Host Marriott's real estate assets do not include stock or debt instruments issued by its non-controlled subsidiaries or HMT Lessee (other than mortgages).

  . Second, no more than 25% of Host Marriott's total assets may be represented by securities other than those in the 75% asset class.

  . Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host Marriott may not exceed 5% of the value of Host Marriott's total assets and Host Marriott may not own more than 10% of either the outstanding voting securities or the value of the outstanding securities of any one issuer. For 2001 and later years, this limit does not apply to securities of a taxable REIT subsidiary. For years prior to 2001, the 10% limit applies only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

  . Fourth, for taxable years beginning after December 31, 2000, not more than 20% of the value of Host Marriott's total assets may be represented by securities of taxable REIT subsidiaries. HMT Lessee and each of the non-controlled subsidiaries will elect to be a taxable REIT subsidiary, effective as of November 1, 2001.

   For years prior to 2001, the operating partnership did not own any of the voting stock of the non-controlled subsidiaries but it did own 100% of the nonvoting stock of each non-controlled subsidiary. Neither Host Marriott, the operating partnership, nor any of the non-corporate subsidiaries of the operating partnership has owned or will own more than 10% of the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for, with regard to periods beginning after December 31, 2000, corporations that have qualified and elected to be treated as taxable REIT subsidiaries. In addition, Host Marriott believes that the value of the securities of any one issuer owned by Host Marriott, the operating partnership, or any of the non-corporate subsidiaries of the operating partnership, including Host Marriott's pro rata share of the value of the securities of each non-controlled subsidiary, has not exceeded 5% of the total value of Host Marriott's assets for years prior to January 1, 2001 and will not exceed that percentage threshold in subsequent years unless the issuer is a taxable REIT subsidiary. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds one or more of the value limitations or that nonvoting stock of a non-controlled subsidiary or another corporate entity owned by the operating partnership should be considered "voting stock" for this purpose.

   After initially meeting the asset tests at the close of any quarter, Host Marriott will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host Marriott's interest in the operating partnership as a result of the exercise of a limited partner's unit redemption right or an additional capital contribution of proceeds from an offering of capital stock by Host Marriott. Host Marriott maintains adequate records of the value of its assets to ensure compliance with the asset tests and intends to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If Host Marriott fails to cure noncompliance with the asset tests within such time period, Host Marriott would cease to qualify as a REIT.

   Qualification of a corporation as a taxable REIT subsidiary. To qualify as a "taxable REIT subsidiary," an entity must be a corporation and must satisfy the following additional requirements:

  . a REIT must own stock in the corporation, whether directly or indirectly;

  . the corporation must elect, together with the REIT that owns its stock, to be treated as a taxable REIT subsidiary under the Code; and

  . the corporation must not directly or indirectly operate or manage a lodging facility or a health care facility or, generally provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

   Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease such a facility so long as the facility is a "qualified lodging facility" and is operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A "qualified lodging facility" is, generally, a hotel or motel at which no authorized gambling activities are conducted, and the customary amenities and facilities operated as part of, or associated with, the hotel or motel. An "eligible independent contractor" is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a

"qualified lodging facility," is actively engaged in the trade or business of operating "qualified lodging facilities" for a person or persons unrelated to either the taxable REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an "eligible independent contractor" with regard to a taxable REIT subsidiary of Host Marriott will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of Host Marriott, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of Host Marriott. Host Marriott believes, and will take all steps reasonably practicable to ensure, that neither HMT Lessee nor any of the non-controlled subsidiaries will be considered engaged in "operating" or "managing" its hotels and that the hotel management companies engaged to operate and manage its hotels, including Marriott International and Crestline Hotels and Resorts, Inc., qualify as "eligible independent contractors" with regard to HMT Lessee and the non-controlled subsidiaries.

   Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. HMT Lessee and the non-controlled subsidiaries (which will elect to be taxed as taxable REIT subsidiaries, effective January 1, 2001) will make substantial interest and other payments to Host Marriott, including payments of rent under the hotel leases that have been acquired from Crestline by HMT Lessee. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to Host Marriott by HMT Lessee or the non-controlled subsidiaries after January 1, 2001, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary or the non-controlled subsidiaries to Host Marriott will not result in the imposition of the 100% excise tax to a portion of any such payment.

   Annual distribution requirements applicable to REITs. Host Marriott, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to

     (i) the sum of (a) 90% (95% for taxable years ending before January 1, 2001) of "REIT taxable income," computed without regard to the dividends paid deduction and Host Marriott's net capital gain, and (b) 90% (95% for taxable years ending before January 1, 2001) of the net income, after tax, if any, from foreclosure property, minus

     (ii) the sum of certain items of noncash income.

   In addition, if Host Marriott disposes of any built-in gain asset during the ten-year period beginning when Host Marriott acquired the asset, Host Marriott is required to distribute at least 90% (95% for taxable years ending before January 1, 2001) of the built-in gain, after tax, if any, recognized on the disposition of such asset. See "--General" above for a discussion of built-in gain assets. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Host Marriott timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Host Marriott intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the operating partnership's partnership agreement authorizes Host Marriott, as general partner, to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit Host Marriott to meet these distribution requirements.

   To the extent that Host Marriott does not distribute all of its net capital gain or distributes at least 90% (95% for taxable years ending before January 1, 2001), but less than 100%, of its "REIT taxable income," as adjusted, it is subject to tax thereon at regular capital gain and ordinary corporate tax rates. Host Marriott, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a stockholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid Host Marriott with respect to such amount. The stockholder's basis in its capital stock of Host Marriott would be increased by the amount the stockholder included in income and decreased by the amount of the tax the stockholder is treated as having paid. Host Marriott would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a stockholder of such a designation, see "--Taxation of taxable U.S. stockholders generally" below.

   There is a significant possibility that Host Marriott's "REIT taxable income" will exceed its cash flow, due in part to certain "non-cash" or "phantom" income expected to be taken into account in computing Host Marriott's "REIT taxable income." Host Marriott anticipates, however, that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Host Marriott, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In such event, in order to meet the distribution requirements, Host Marriott may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

   Host Marriott calculates its "REIT taxable income" based upon the conclusion that the non-corporate subsidiaries of the operating partnership or the operating partnership itself, as applicable, is the owner of the hotels for federal income tax purposes. As a result, Host Marriott expects that the depreciation deductions with respect to the hotels will reduce its "REIT taxable income." This conclusion is consistent with the conclusion above that the leases entered into with the Crestline subsidiaries, all of which leases but one were acquired by HMT Lessee, have been and will continue to be treated as true leases for federal income tax purposes. If the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host Marriott also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

   Under certain circumstances, Host Marriott may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Host Marriott's deduction for dividends paid for the earlier year. Thus, Host Marriott may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host Marriott would be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   Furthermore, if Host Marriott should fail to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, it would be subject to an excise tax. The excise tax would equal 4% of the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

   Failure of Host Marriott to qualify as a REIT. If Host Marriott fails to qualify for taxation as a REIT in any taxable year, and if the relief provisions do not apply, Host Marriott will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Host Marriott fails to qualify will not be deductible by Host Marriott nor will they be required to be made. As a result, Host Marriott's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host Marriott to its stockholders and could materially reduce the value of its capital stock. In addition, if Host Marriott fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of Host Marriott's current and accumulated E&P, although, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, Host Marriott also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host Marriott would be entitled to such statutory relief.

Taxation of taxable U.S. stockholders generally

   Distributions by Host Marriott. As long as Host Marriott qualifies as a REIT, distributions made by Host Marriott out of its current or accumulated E&P which are not designated as capital gain dividends constitute dividends taxable to its taxable U.S. stockholders as ordinary income. Such distributions are not eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. To the extent that Host Marriott makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. stockholder, reducing the adjusted basis which such U.S. stockholder has in its common stock for tax purposes by the amount of such distribution but not below zero, with distributions in excess of a U.S. stockholder's adjusted basis in its common stock taxable as capital gains, provided that the common stock has been held as a capital asset.

   Dividends declared by Host Marriott in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by Host Marriott and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Host Marriott on or before January 31 of the following year.

   Distributions made by Host Marriott that are properly designated by Host Marriott as capital gain dividends are taxable to taxable non-corporate U.S. stockholders, i.e., individuals, estates or trusts. They are taxed as gain from the sale or exchange of a capital asset held for more than one year to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year, without regard to the period for which such non-corporate U.S. stockholder has held his common stock. In the event that Host Marriott designates any portion of a dividend as a "capital gain dividend," a U.S. stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such U.S. stockholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

   On November 10, 1997, the IRS issued Notice 97-64, which provides generally that Host Marriott may classify portions of its designated capital gain dividend as either a 20% gain distribution, which would be taxable to noncorporate U.S. stockholders at a maximum rate of 20%, an unrecaptured
Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, or a 28% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 28%. If no designation is made, the entire designated capital gain dividend will be treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares of stock be composed proportionately of dividends of a particular type. In 1998, Congress enacted legislation reducing the holding period requirement for the application of the 20% and 25% capital gain tax rates to 12 months from 18 months for sales of capital gain assets on or after January 1, 1998. Although Notice 97-64 applied to sales of capital gain assets after July 28, 1997 and before January 1, 1998, it is expected that the IRS will issue clarifying guidance, most likely applying the same principles set forth in Notice 97-64, regarding a REIT's designation of capital gain dividends in light of the holding period requirements enacted in 1998.

   Distributions made by Host Marriott that are properly designated by Host Marriott as capital gain dividends will be taxable to taxable corporate U.S. stockholders as long-term gain to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year at a maximum rate of 35% without regard to the period for which such corporate U.S. stockholder has held its common stock. Such U.S. stockholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

   U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of Host Marriott. Instead, such losses would be carried over by Host Marriott for potential offset against future income, subject to certain limitations. Distributions made by Host Marriott and gain arising from the sale or exchange by a U.S. stockholder of common stock will not be treated as passive activity income, and, as a result, U.S. stockholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable distributions from Host Marriott generally will be treated as investment income for purposes of the investment interest limitation. Capital gain dividends and capital gains from the disposition of shares of stock, including distributions treated as such, however, will be treated as investment income only if the U.S. stockholder so elects, in which case such capital gains will be taxed at ordinary income rates.

   Host Marriott will notify stockholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain. Host Marriott may designate, by written notice to its stockholders, its net capital gain so that with respect to retained net capital gains, a U.S. stockholder would include its proportionate share of such gain in income, as long-term capital gain, and would be treated as having paid its proportionate share of the tax paid by Host Marriott with respect to the gain. The U.S. stockholder's basis in its common stock would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. stockholder that is an individual or an estate or trust, the IRS, as described above in this section, has authority to issue regulations that could apply the special tax rate applicable generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property. IRS Notice 97-64, described above in this section, did not address the taxation of non-corporate REIT stockholders with respect to retained net capital gains.

   Sales of common stock. Upon any sale or other disposition of common stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and
(ii) the holder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if the common stock has been held by the U.S. stockholder as a capital asset. In the case of a U.S. stockholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, if such shares of stock have been held for more than one year, and any such long-term capital gain shall be subject to the maximum capital gain rate of 20%. However, a maximum rate of 25% will apply to capital gain that is treated as "unrecaptured Section 1250 gain" for individuals, trusts and estates. The IRS has the authority to prescribe, but has not yet prescribed, regulations on how the capital gain rates will apply to sales of shares of REITs. Stockholders are urged to consult with their own tax advisors with respect to their capital gain liability. In the case of a U.S. stockholder that is a corporation, gain or loss from the sale of shares of Host Marriott common stock will be long-term capital gain or loss if such shares of stock have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of common stock that has been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. stockholder from Host Marriott that were required to be treated as long-term capital gains.

Backup withholding for Host Marriott's distributions

   Host Marriott reports to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide Host Marriott with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding is creditable against the stockholder's income tax liability. In addition, Host Marriott may be required to withhold a portion of its capital gain distributions to any U.S. stockholders who fail to certify their non-foreign status to Host Marriott. See "--Taxation of non-U.S. stockholders" below.

Taxation of tax-exempt stockholders

   Provided that a tax-exempt stockholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and such shares of common stock are not otherwise used in a trade or business, the dividend income from Host Marriott will not be unrelated business taxable income ("UBTI") to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt stockholder has held such common stock as "debt financed property" within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

   However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host Marriott will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host Marriott. Such a prospective stockholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if it meets the following two tests:

  . The REIT would not have qualified as a REIT but for the fact that Section
    856(h)(3) of the Internal Revenue Code, added by the 1993 Act, provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

  . Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

   The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on the current estimated ownership of Host Marriott common stock and as a result of certain limitations on transfer and ownership of common stock contained in the Host Marriott's charter, Host Marriott should not be classified as a "pension held REIT."

Taxation of non-U.S. stockholders

   The rules governing federal income taxation of the ownership and disposition of common stock by non-U.S. stockholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host Marriott qualifies for taxation as a REIT. Prospective non-U.S. stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

   Distributions by Host Marriott. Distributions by Host Marriott to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by Host Marriott of United States real property interests nor designated by Host Marriott as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host Marriott. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host Marriott. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host Marriott expects to withhold United States income tax at the rate of 30% on any distribution made to a non-U.S. stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host Marriott or (ii) a non-U.S. stockholder files an IRS Form 4224 with Host Marriott claiming that the distribution is effectively connected income.

   Distributions in excess of the current or accumulated E&P of Host Marriott will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the stockholder's common stock, but rather will reduce the adjusted basis of such common stock. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted basis of a non-U.S. stockholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

   Host Marriott will be required to withhold 10% of any distribution in excess of its current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on receipt of that distribution. Consequently, although Host Marriott intends to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that Host Marriott does not do so, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. stockholder may seek a refund of such amounts from the IRS if it subsequently determines that such distribution was, in fact, in excess of current or accumulated E&P of Host Marriott, and the amount withheld exceeded the non-U.S. stockholder's United States tax liability, if any, with respect to the distribution.

   Distributions to a non-U.S. stockholder that are designated by Host Marriott at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

     (i) the investment in the common stock is effectively connected with the non-U.S. stockholder's United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

     (ii) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

   Host Marriott will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. stockholders that could have been designated by Host Marriott as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

   Pursuant to the Federal Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by Host Marriott of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation, as discussed above. Host Marriott is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. stockholder's federal income tax liability.

   Although the law is not clear on the matter, it appears that amounts designated by Host Marriott as undistributed capital gains in respect of the common stock held by U.S. Stockholders (see "--Annual distribution requirements applicable to REITs" above) generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by Host Marriott of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host Marriott on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host Marriott were to exceed their actual United States federal income tax liability.

   Sales of common stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a "United States real property interest" within the meaning of FIRPTA. The common stock will not constitute a "United States real property interest" so long as Host Marriott is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. Host Marriott believes, but cannot guarantee, that it is a "domestically controlled REIT." Moreover, even if Host Marriott is a "domestically controlled REIT," because the common stock is publicly traded, no assurance can be given that Host Marriott will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in Host Marriott common stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

   Even if Host Marriott does not qualify as or ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a non-U.S. stockholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

     (i) the common stock is "regularly traded," as defined by applicable regulations, on an established securities market such as the NYSE; and

     (ii) such non-U.S. stockholder owned, actually or constructively, 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

   If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

   Backup withholding tax and information reporting. Backup withholding tax generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. stockholders outside the United States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by Host Marriott of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:

     (a) is a United States person;

     (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; or

     (c) is a "controlled foreign corporation," which is, generally, a foreign corporation controlled by United States stockholders.

   If, however, the broker has documentary evidence in its records that the holder is a non-U.S. stockholder and certain other conditions are met or the stockholder otherwise establishes an exemption information reporting will not apply. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. A non-U.S. stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

   The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect, unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate. A non-U.S. stockholder should consult its own advisor regarding the effect of the new regulations.

Tax aspects of Host Marriott's ownership of interests in the operating partnership

   General. Substantially all of Host Marriott's investments are held through the operating partnership, which will hold the hotels either directly or through certain subsidiaries. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host Marriott includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host Marriott includes its proportionate share of assets held through the operating partnership and certain of its subsidiaries. See "-- Federal income taxation of Host Marriott--Ownership of partnership interests by a REIT" above.

   Entity classification. If the operating partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host Marriott's assets and items of gross income would change and could preclude Host Marriott from qualifying as a REIT (see "--Federal income taxation of Host Marriott--Asset tests applicable to REITs" and "--Income tests applicable to REITs" above).

   The entire discussion of the federal income tax consequences of the ownership of common stock is based on the assumption that the operating partnership and all of its non-corporate subsidiaries, other than a subsidiary held by an entity treated as a corporation for federal income tax purposes, are classified as partnerships for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership." Neither the operating partnership nor any of the non-corporate subsidiaries has elected or will elect to be treated as a corporation, and therefore, subject to the disclosure below, each will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

   Pursuant to Section 7704 of the Internal Revenue Code, however, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership," unless at least ninety percent (90%) of its income consists of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." OP Units will not be traded on an established securities market. There is a significant risk, however, that after the right to redeem the OP Units becomes exercisable, such interests would be considered readily tradable on the substantial equivalent of a secondary market. In this regard, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however, that is relevant to the operating partnership. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception, applicable for taxable years beginning after December 31, 2000, for rents from a tenant that is a taxable REIT subsidiary); under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.


   A substantial majority of the operating partnership's income, for periods prior to the acquisition of the hotel leases by HMT Lessee, came from rent payments by subsidiaries of Crestline. Accordingly, because the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott would own or would be deemed to own 5% or more of the operating partnership, if the Blackstone Entities, Host Marriott and/or any owner of 10% or more of Host Marriott were to have owned or be deemed to own collectively 10% or more of Crestline, none of the rent from the Crestline lessees during those time periods would have been qualifying income for purposes of determining whether the operating partnership should be taxed as a corporation. In order to avoid this result, the Crestline articles of incorporation have expressly provided that no person (or persons acting as a group), including the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott, may own, actually and/or constructively, more than 9.8% by value of the equity in Crestline and the Crestline articles of incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the operating partnership's partnership agreement prohibits any person, or persons acting as a group, or entity, other than an affiliate of the Blackstone Entities and Host Marriott, from owning, actually and/or constructively, more than 4.9% of the value of the operating partnership, and the Host Marriott charter prohibits any person, or persons acting as a group, or entity, including the Blackstone Entities and the Marriott family and their affiliated entities as a group, from, subject to certain limited exceptions, owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of common stock of Host Marriott. If these prohibitions were not enforced during the period that Crestline owned the lessees of Host Marriott's hotels, there is a significant likelihood that the operating partnership would have been treated as a corporation for federal income tax purposes if the operating partnership were considered a publicly traded partnership under the Internal Revenue Code. As described above, as a result of the passage of the REIT Modernization Act, for taxable years beginning after December 31, 2000, the operating partnership is able to lease its hotel properties to a taxable REIT subsidiary and the rents received from that subsidiary would not be disqualified from being "rents from real property" under the REIT rules by reason of the operating partnership's ownership interest in the subsidiary. See "--Federal income taxation of Host Marriott--Income tests applicable to REITs" above. As noted above, effective January 1, 2001, HMT Lessee, a wholly owned subsidiary of Host Marriott that will elect to be treated as a taxable REIT subsidiary, purchased from Crestline the entities owning the leasehold interests in 116 of Host Marriott's hotels. It is unclear at this time whether the change in law pursuant to the REIT Modernization Act that permits a REIT to treat as "rents from real property" rents received from a related party tenant if such tenant is a taxable REIT subsidiary applies to such rents received by a partnership for purposes of determining "qualifying income." In the absence of definitive guidance on the matter, Host Marriott will take such actions, if any, that are necessary to prevent the operating partnership from being classified as a publicly traded partnership, including exercising its authority, as general partner, under the partnership agreement to impose limitations on the exercise of the right to redeem OP Units so that the operating partnership may qualify for certain safe harbors regarding transfers provided in the "publicly traded partnership" regulations. These limitations could adversely affect the interests of holders of OP Units. If, however, Host Marriott were not to take these steps (or the steps were ineffective in preventing the operating partnership from being classified as a publicly traded partnership under the applicable regulations), there would be a significant risk that the operating partnership could be treated as a corporation for federal income tax purposes.

   If the operating partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host Marriott would not qualify as a REIT because the value of Host Marriott's ownership interest in the operating partnership would exceed 5% of Host Marriott's assets and Host Marriott would be considered to hold more than 10% of the voting securities of another corporation (see "--Federal income taxation of Host Marriott--Asset tests applicable to REITs" above), In this event, the value of Host Marriott common stock would be adversely affected (see "--Federal income taxation of Host Marriott--Failure of Host Marriott to qualify as a REIT" above).

   Allocations of operating partnership income, gain, loss and deduction. The partnership agreement of the operating partnership provides that if the operating partnership operates at a net loss, net losses shall be allocated to Host Marriott and the limited partners in proportion to their respective percentage ownership interests in the operating partnership, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account as specially adjusted for such purpose ("Excess Losses") will be reallocated to Host Marriott, as general partner of the operating partnership. The partnership agreement also provides that, if the operating partnership operates at a net profit, net income shall be allocated first to Host Marriott to the extent of Excess Losses with respect to which Host Marriott has not previously been allocated net income. Any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host Marriott and the limited partners. Finally, the partnership agreement provides that if the operating partnership has preferred OP Units outstanding, income will first be allocated to such preferred OP Units to the extent necessary to reflect and preserve the economic rights associated with such preferred OP Units.

   Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

   If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the operating partnership partnership agreement and the partnership agreements and operating agreements of the non- corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

   Tax allocations with respect to the hotels. Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is known as built-in gain. The operating partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of the operating partnership, including Host Marriott, who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of the operating partnership may cause Host Marriott to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements and/or cause a higher proportion of Host Marriott's distributions to its shareholders to be taxed as dividends. See "--Federal income taxation of Host Marriott-- Annual distribution requirements applicable to REITs" above.

   In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by the operating partnership, rather than distributed. Thus, if the operating partnership were to sell a hotel with built-in gain that was contributed to the operating partnership by Host Marriott's predecessors or Host Marriott, Host Marriott generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic or book income allocated to it as a result of such sale. Such an allocation might cause Host Marriott to recognize taxable income in excess of cash proceeds, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements. In addition, Host Marriott will be subject to a corporate level tax on such gain to the extent the gain is recognized prior to January 1, 2009. See "--Federal Income Taxation of Host Marriott--Annual distribution requirements applicable to REITs" and "--Federal income taxation of Host Marriott--General" above. It should be noted in this regard that as the general partner of the operating partnership, Host Marriott will determine whether or not to sell a hotel contributed to the operating partnership by Host Marriott.

   The operating partnership and Host Marriott generally use the traditional method, with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the "ceiling rule" applicable under the traditional method, to account for built-in gain with respect to the hotels contributed to the operating partnership in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host Marriott, who received OP Units of limited partnership interest in the operating partnership in exchange for property with a low basis relative to value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or "high basis" assets to the operating partnership, including Host Marriott, to the extent it contributes cash to the operating partnership.

   Any property purchased by the operating partnership subsequent to the REIT conversion will initially have a tax basis equal to its fair market value, and
Section 704(c) of the Internal Revenue Code will not apply.

Other tax consequences for Host Marriott and its stockholders

   Host Marriott and its stockholders are subject to state or local taxation in various state or local jurisdictions, including those in which the operating partnership or Host Marriott's stockholders transact business or reside. The state and local tax treatment of Host Marriott and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders of Host Marriott should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host Marriott.

   A portion of the cash to be used by Host Marriott to fund distributions comes from dividends from the non-controlled subsidiaries and HMT Lessee and, in some cases, interest on notes held by the operating partnership. Each non-controlled subsidiary and HMT Lessee is subject to federal and state income tax at the full applicable corporate rates.

   As described above in "--Federal income taxation of Host Marriott--Income tests applicable to REITs" and "--Asset tests applicable to REITs" above, both of the non-controlled subsidiaries will elect to be treated as a taxable REIT subsidiary for years commencing after December 31, 2000. As a taxable REIT subsidiary, each of the non-controlled subsidiaries and HMT Lessee will be a fully taxable corporation that will be subject to certain rules intended to restrict its ability to reduce its tax liability. For a more detailed discussion of taxable REIT subsidiaries, see "--Federal income taxation of Host Marriott--Qualification of a corporation as a taxable REIT subsidiary" above.

   To the extent that any of the non-controlled subsidiaries or HMT Lessee is required to pay federal, state or local taxes, Host Marriott will receive less dividend income from the relevant entity and will have less cash available for distribution to shareholders.

                              PLAN OF DISTRIBUTION

   We may issue the shares of common stock covered by this prospectus to holders of OP Units issued in connection with the exchange offer if such holders request redemption of their OP Units. A redeeming holder of OP Units who receives any shares of common stock covered by this prospectus will be entitled to sell such shares without restriction in the open market or otherwise.

   We will acquire one OP Unit from a redeeming holder of OP Units in exchange for each share of common stock that we issue. Thus, with each redemption, our interest in the operating partnership will increase.

                                 LEGAL MATTERS

   In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C., has provided its opinion as to the validity of the issuance of the common stock offered by this prospectus and the accuracy of the federal income tax matters described in this prospectus.

                                    EXPERTS

   The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included therein in reliance upon the authority of said firm as experts in giving said reports.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Commission under the Securities Act of 1933.

   This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the Commission. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy materials that we have filed with the Commission, including the registration statement, at the following Commission public reference rooms:

    450 Fifth Street, N.W.  7 World Trade Center       500 West Madison Street
    Room 1024               Suite 1300                 Suite 1400
    Washington, D.C. 20549  New York, New York 10048   Chicago, Illinois 60661

   Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms.

   Our Commission filings can also be read at the following address:

       New York Stock Exchange
       20 Broad Street
       New York, New York 10005

   Our Commission filings are also available to the public on the Commission's Web Site at http://www.sec.gov.

   The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

   1. Annual Report on Form 10-K for the year ended December 31, 1999.

   2. Quarterly Reports on Form 10-Q for the quarters ended March 24, 2000, June 16, 2000 and September 8, 2000.

   3. Proxy Statement on Schedule 14A dated April 17, 2000.

   4. Current Report on Form 8-K dated November 28, 2000, as amended by Current Report on Form 8-K/A.

   5. Description of our common stock included in a Registration Statement on Form 8-A filed on November 18, 1998 (as amended on December 28, 1998).

   6. Description of our Rights included in a Registration Statement on Form 8-A filed on December 11, 1998 (as amended on December 24, 1998).

   You may request a copy of these filings, at no cost, by writing us at the following address or contacting us by telephone at (301) 380-2070 between the hours of 9:00 a.m. and 4:00 p.m., Eastern Time:

     Corporate Secretary
     Host Marriott Corporation
     10400 Fernwood Road
     Bethesda, Maryland 20817

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

   Registration Fee.................................................... $    82
   Printing and Duplicating Expenses...................................   5,000
   Legal Fees and Expenses.............................................  50,000
   Accounting Fees and Expenses........................................   5,000
   Miscellaneous.......................................................   5,000
                                                                        -------
       Total........................................................... $65,082
                                                                        =======

Item 15. Indemnification of Directors and Officers

   The Registrant's Articles of Amendment and Restatement of Articles of Incorporation authorize the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any present or former director or officer or (ii) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Registrant. The Registrant's Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Registrant and at the request of the Registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer or partner of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Registrant's Articles of Incorporation and Bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws require the Registrant to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

   The Maryland General Corporation Law, as amended, permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents, and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the Maryland General Corporation Law, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation if such director or officer has been adjudged to be liable to the corporation. In accordance with the Maryland General Corporation Law, the Registrant's Bylaws require it, as a condition to advancing expenses, to obtain (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the Registrant's Bylaws and (2) a written statement by or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

   The Registrant has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require, among other things, that the Registrant indemnify its directors and officers to the fullest extent permitted by law and advance to its directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

   The Second Amended and Restated Agreement of Limited Partnership of Host Marriott, L.P., as amended, also provides for indemnification of the Registrant and its officers and directors to the same extent that indemnification is provided to officers and directors of the Registrant in its Articles of Incorporation, and limits the liability of the Registrant and its officers and directors to Host Marriott, L.P. and its respective partners to the same extent that the liability of the officers and directors of the Registrant to the Registrant and its stockholders is limited under the Articles of Incorporation.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

  3.1*      Bylaws of the Registrant dated December 29, 1998
  3.2**     Articles of Amendment and Restatement of Articles of Incorporation
            of the Registrant
  3.3***    Articles Supplementary of the Registrant Classifying and
            Designating a Series of Preferred Stock as Series A Junior
            Participating Preferred Stock and Fixing Distribution and Other
            Preferences and Rights of Such Series
  4.1****   Articles Supplementary of the Registrant Classifying and
            Designating Preferred Stock of the Registrant as 10% Class A
            Cumulative Redeemable Preferred Stock
  4.2*****  Articles Supplementary of the Registrant Classifying and
            Designating Preferred Stock of the Registrant as 10% Class B
            Cumulative Redeemable Preferred Stock
  5.1       Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
  8.1       Opinion of Hogan & Hartson L.L.P. regarding specified tax matters
 12.1****** Ratio of earnings to combined fixed charges and preferred stock dividends
 23.1       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.2       Consent of Arthur Andersen LLP, independent public accountants
 23.3       Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
 24.1#      Power of Attorney (included in signature page)

--------
     * Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (Registration No. 001-14625) filed with the Commission on December 30, 1999
    ** Incorporated herein by reference to Exhibit 3.3 to the Registrant's
       Registration Statement on Form S-4 (Registration No. 333-64793)
   *** Incorporated herein by reference to Exhibit 4.2 to the Registrant's
       Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on December 11, 1998
  **** Incorporated herein by reference to Exhibit 4.1 to the Registrant's
       Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on July 30, 1999
 ***** Incorporated herein by reference to Exhibit 4.1 to the Registrant's
       Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on November 23, 1999
****** Incorporated herein by reference to Exhibit 12.1 to the Registrant's
       Annual Report on Form 10-K for the year ended December 31, 1999 (Registration No. 001-14625)

     #  Previously filed.

Item  17. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on January 30, 2001.

                                          Host Marriott Corporation

                                                          *
                                          By: _________________________________
                                                  Robert E. Parsons, Jr.
                                               Executive Vice President and
                                                  Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 30, 2001.


              Signature                                      Title
              ---------                                      -----

                 *                     President, Chief Executive Officer and Director
______________________________________  (principal executive officer)
       Christopher J. Nassetta

                 *                     Executive Vice President and Chief Financial
______________________________________  Officer (principal financial officer)
        Robert E. Parsons, Jr.

                 *                     Senior Vice President and Corporate Controller
______________________________________  (principal accounting officer)
          Donald D. Olinger

                 *                     Chairman of the Board of Directors
______________________________________
         Richard E. Marriott

                 *                     Director
______________________________________
          R. Theodore Ammon

                  *                    Director
______________________________________
           Robert M. Baylis

                  *                    Director
______________________________________
          J.W. Marriott, Jr.

                  *                    Director
______________________________________
         Ann Dore McLaughlin

              Signature                                      Title
              ---------                                      -----

                  *                    Director
______________________________________
          Terence C. Golden

                  *                    Director
______________________________________
          John G. Schreiber

                  *                    Director
______________________________________
        Harry L. Vincent, Jr.

   /s/ Christopher G. Townsend

By: ____________________________

     Christopher G. Townsend

         Attorney-in-fact

                               INDEX TO EXHIBITS

  3.1*      Bylaws of the Registrant dated December 29, 1998
            Articles of Amendment and Restatement of Articles of Incorporation
  3.2**     of the Registrant
  3.3***    Articles Supplementary of the Registrant Classifying and
            Designating a Series of Preferred Stock as Series A Junior
            Participating Preferred Stock and Fixing Distribution and Other
            Preferences and Rights of Such Series
  4.1****   Articles Supplementary of the Registrant Classifying and
            Designating Preferred Stock of the Registrant as 10% Class A
            Cumulative Redeemable Preferred Stock
  4.2*****  Articles Supplementary of the Registrant Classifying and
            Designating Preferred Stock of the Registrant as 10% Class B
            Cumulative Redeemable Preferred Stock
            Opinion of Hogan & Hartson L.L.P. regarding the legality of the
  5.1       securities being registered
  8.1       Opinion of Hogan & Hartson L.L.P. regarding specified tax matters
            Ratio of earnings to combined fixed charges and preferred stock
 12.1****** dividends
 23.1       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
 23.2       Consent of Arthur Andersen LLP, independent public accountants
 23.3       Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
 24.1#      Power of Attorney (included in signature page)

--------
     * Incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (Registration No. 001-14625) filed with the Commission on December 30, 1999
    ** Incorporated herein by reference to Exhibit 3.3 to the Registrant's
       Registration Statement on Form S-4 (Registration No. 333-64793)
   *** Incorporated herein by reference to Exhibit 4.2 to the Registrant's
       Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on December 11, 1998
  **** Incorporated herein by reference to Exhibit 4.1 to the Registrant's
       Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on July 30, 1999
 ***** Incorporated herein by reference to Exhibit 4.1 to the Registrant's
       Registration Statement on Form 8-A (Registration No. 001-14625) filed with the Commission on November 23, 1999
****** Incorporated herein by reference to Exhibit 12.1 to the Registrant's
       Annual Report on Form 10-K for the year ended December 31, 1999 (Registration No. 001-14625)

     # Previously filed